Exhibit 10.21

EXECUTION VERSION

INVESTMENT NUMBER 40154

Loan Agreement

between

LATAM LOGISTIC PER PROPCO LURIN I S.R.L.

and

INTERNATIONAL FINANCE CORPORATION

Dated as of May 31, 2017

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Article/Section	Item	Page No.

ANNEX D		D-1
ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS		D-1

ANNEX E		E-1
PROJECT SCHEDULE		E-1

ANNEX F		F-1
PERFORMANCE INDICATORS		F-1

ANNEX G		G-1
ACTION PLAN		G-1

ANNEX H		H-1
PARTICIPANT SANCTIONS REGIMES		H-1

SCHEDULE 1		S1-1
FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY		S1-1

SCHEDULE 2		S2-1
FORM OF REQUEST FOR DISBURSEMENT		S2-1

SCHEDULE 3		S3-1
FORM OF DISBURSEMENT RECEIPT		S3-1

SCHEDULE 4		S4-1
FORM OF PROCESS AGENT LETTER		S4-1

SCHEDULE 5		S5-1
FORM OF LETTER TO BORROWER’S AUDITORS		S5-1

SCHEDULE 6		S6-1
FORM OF BORROWER’S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS		S6-1

SCHEDULE 7		S7-1
QUARTERLY AND ANNUAL OPERATIONS REPORT INFORMATION		S7-1

SCHEDULE 8		S8-1
FORM OF QUARTERLY PROJECT IMPLEMENTATION REPORT		S8-1

SCHEDULE 9		S9-1
FORM OF ANNUAL MONITORING REPORT		S9-1

LOAN AGREEMENT

LOAN AGREEMENT (the “Agreement”) dated as of May 31, 2017, between LATAM LOGISTIC PER PROPCO LURIN I S.R.L., a sociedad comercial de responsabilidad limitada organized and existing under the laws of the Republic of Perú (the “Borrower”); and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Perú (“IFC”).

RECITALS

(A) The Borrower is undertaking the construction, completion, ownership and operation of the Project (as defined below);

(B) The Borrower has requested IFC to provide the loans described in this Agreement to finance the construction, completion, ownership and initial operation of the Project (as defined below) and certain other costs and expenditures associated with the development of the Project; and

(C) IFC is willing to provide those loans upon the terms and conditions set forth in this Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“A Loan” means the loan specified in Section 2.01(a) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

“A Loan Disbursement” means any disbursement of the A Loan;

“A Loan Interest Rate” means for any Interest Period, the rate at which interest is payable on the A Loan during that Interest Period, determined in accordance with Section 2.03 (Interest);

“Accounting Standards” means the International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Action Plan” means the plan or plans developed by the Borrower setting out specific social and environmental measures to be undertaken by the Borrower, to enable the Project to be constructed, equipped and operated in compliance with the Performance Standards, as set forth in Annex G (Action Plan) hereto, as such Action Plan may be amended or supplemented from time to time with IFC’s consent;

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“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, the Borrower (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of 26% or more of the voting capital stock, share capital or equivalent interest of a Person is deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“Annual Monitoring Report” means the annual monitoring report, substantially in the form set forth in Schedule 9 (Form of Annual Monitoring Report) setting out the specific social, environmental and developmental impact information to be provided by the Borrower in respect of the Project, as such form of Annual Monitoring Report may be amended or supplemented from time to time with IFC’s consent;

“Applicable E&S Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including without limitation, licenses, permits or other governmental Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof;

“Asset Pledge Agreement” means the asset pledge agreement (garantía mobiliaria sobre activos) entered into on or following the date hereof between the Borrower and IFC pursuant to which the Borrower grants IFC a first-ranking Lien over all moveable assets of the Borrower related to the Project;

“Auditors” means: (a) with respect to the Borrower, such firm as the Borrower appoints from time to time as its auditors pursuant to Section 5.01(e) (Affirmative Covenants); and (b) with respect to the Guarantor, such firm as the Guarantor appoints from time to time as its auditors pursuant to Section 6.01(d) (Guarantor’s Covenants) of the Guarantee Agreement;

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and stockholders’ or shareholders’ (as applicable) approvals or consents;

“Authorized Representative” means, with respect to any Credit Party or any natural person who is duly authorized by such Credit Party to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Credit Party to IFC;

“B Loan” means the loan specified in Section 2.01(b) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

“B Loan Disbursement” means any disbursement of the B Loan;

“B Loan Interest Rate” means for any Interest Period, the rate at which interest is payable on the B Loan during that Interest Period, determined in accordance with Section 2.03 (Interest);

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“Blackstone” means The Blackstone Group L.P. or an Affiliate thereof or a fund or other investment vehicle managed by such entity or its Affiliate.

“Blackstone Investment” means the transfer by JREP 1 of certain of its equity interests in the Sponsor and:

(i) pursuant to which Blackstone obtains, directly or indirectly, legal and beneficial ownership of no more than 51% of the equity interests (other than the Class A shares) of the Sponsor; and

(ii) after which:

(a) JREP 1 holds, directly or indirectly, (x) at least 36% of the legal and beneficial ownership of the equity interests of the Sponsor and (y) sufficient ownership of such issued Class A shares such that it maintains effective control over the Sponsor; and

(b) LatAm Logistic Investments holds, directly or indirectly, at least 6.5% of the legal and beneficial ownership of the equity interests of the Sponsor and holds anti-dilution rights in form and substance satisfactory to IFC.

“Building” means any of Building 100, Building 200 and Building 300.

“Building 100” has the meaning given to that term in the definition of the term “Project”.

“Building 200” has the meaning given to that term in the definition of the term “Project”.

“Building 300” has the meaning given to that term in the definition of the term “Project”.

“Building Physical Completion Date” means, with respect to any Building, the last day of the month in which the following requirements have been fully satisfied:

(i)	such Building and the facilities related thereto have been properly constructed and completed and accepted by the Borrower;

(ii)	there are no material outstanding claims by contractors in respect of the construction of such Building or the facilities related thereto or by any suppliers in relation such Building or the facilities related thereto (other than, in each case, claims being contested in good faith and with respect to which the Borrower has made adequate reserves);

(iii)	such Building and the facilities, site, plants and equipment related thereto have been acquired, developed, constructed and become fully operational in compliance with the Action Plan and the applicable laws of the Country (including all Applicable E&S Law) and otherwise in a manner consistent with the applicable requirements of the Performance Standards in all respects;

(iv)	all Authorizations required for the normal operation of such Building and the facilities related thereto and the performance by the Borrower of its obligations under the Transaction Documents have been obtained and remain in full force and effect;

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(v)	no Event of Default or Potential Event of Default has occurred and is continuing;

(vi)	the Borrower has delivered to IFC a notice, signed by an Authorized Representative, certifying that the requirements set out in paragraphs (i) through (iii) above have been fulfilled and that the requirements set out in paragraphs (iv) and (v) above are satisfied; and

(vii)	IFC has notified the Borrower that the Borrower’s notice referred to in subparagraph (vi) above is acceptable to IFC.

“Business Day” means a day when banks are open for business in New York, New York, and, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03(d)(ii) (Interest), London, England;

“CAO” means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“CAO’s Role” means (i) to respond to complaints by persons who have been or are likely to be directly affected by the social or environmental impacts of IFC projects; and (ii) to oversee audits of IFC’s social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC’s social and environmental policies, guidelines, procedures and systems;

“Capital Expenditure” has the meaning given to that term in Section 5.02(b) (Capital Expenditures).

“Cash Collateral Account” has the meaning given to that term in the Cash Collateral Account Security Agreement.

“Cash Collateral Account Control Agreement” means the account control agreement in respect of the Cash Collateral Account entered into or to be entered into on or following the date hereof between the Sponsor, IFC and Wells Fargo Bank, N.A.;

“Cash Collateral Account Required Balance” has the meaning given to that term in the Cash Collateral Account Security Agreement.

“Cash Collateral Account Security Agreement” means the security agreement in respect of the Cash Collateral Account entered into or to be entered into on or following the date hereof between the Sponsor and IFC;

“Certificate of Incumbency and Authority” means, with respect to any Credit Party, a certificate provided to IFC by such Person, substantially in the form of Schedule 1 (Form of Certificate of Incumbency and Authority);

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“Change of Control” means the occurrence of either of the following circumstances:

(i) JREP 1 (acting through Jaguar) ceases to have effective control (whether through direct or indirect ownership of equity interests or by contract) over the actions of the board of directors and the management and policies of the Sponsor;

(ii) Jaguar ceases to manage and control JREP I;

(iii) JREP 1 ceases to maintain, directly or indirectly, at least:

(a) at any time prior to the consummation, if any, of the Blackstone Investment, 92% (or, following the transfer of shares to a separate entity in connection with the issuance of the Sponsor Management Stock Options have been issued, 87%); and

(b) at any time on or following the consummation of the Blackstone Investment, 36%, in each case, of the legal and beneficial ownership, free from all Prohibited Transfers, of the equity interests in the Sponsor; or

(iv) the Sponsor ceases to maintain, directly or indirectly, 99.99% of the legal and beneficial ownership, free from all Prohibited Transfers, of the equity interests in, and to otherwise control the management and policies of, each of the Borrower and the Guarantor.

“Charter” means:

(i) with respect to the Borrower, its by-laws (estatuto social) and its public deed of incorporation (escritura pública de constitución), collectively; and

(ii) with respect to any Person (other than a natural person or the Borrower), the memorandum and articles of association and/or such other constitutive documents, howsoever called, of that Person;

“Coercive Practice” has the meaning assigned to it in Annex D (Anti-Corruption Guidelines for IFC Transactions);

“Collusive Practice” has the meaning assigned to it in Annex D (Anti-Corruption Guidelines for IFC Transactions);

“Construction Contracts” means, collectively:

(i) the earthworks contract dated January 25, 2017, entered into between the Borrower and RGB Movimiento de Tierra E.I.R.L;

(ii) the infrastructure contract to be entered into prior to the date of the first Disbursement between the Borrower and De Vicente Constructora S.A.C.;

(iii) the steel structure contract to be entered into prior to the date of the first Disbursement between the Borrower, Medabil Industria EM Sistemas Constructivos S.A. and Almacenes Sudamericanos S.A.; and

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(iv) one or more additional contracts, entered or to be entered into, in form and substance satisfactory to IFC, between the Borrower and one or more construction contractors acceptable to IFC for (a) general contracting in relation to the Project, (b) the construction, equipping and commissioning of a sewage treatment plant in connection with the Project, (c) installation of flooring at the Project site and (d) certain tenant improvements with respect to the Project;

“Corrupt Practice” has the meaning assigned to it in Annex D (Anti-Corruption Guidelines for IFC Transactions);

“Country” or “Peru” means the Republic of Peru.

“Credit Parties” means, collectively, the Borrower, the Guarantor and the Sponsor, and “Credit Party” means any of them.

“Debt to Additional Equity Ratio” means, with respect to any Disbursement, the ratio of the total amount of the Loan disbursed (taking into account the relevant Disbursement) to Equity Contributions made after the date hereof (for the avoidance of doubt, excluding the Initial Equity Contribution Amount).

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Disbursement” means an A Loan Disbursement or a B Loan Disbursement or both, as the context requires;

“Dollars” and “$” means the lawful currency of the United States of America;

“E&S Management System” means the Borrower’s social and environmental management system enabling it to identify, assess and manage Project risks on an ongoing basis;

“E&SA” means the environmental and social assessment, dated April 27, 2017, prepared by the Borrower in accordance with the Performance Standards;

“Environmental and Social Requirements” means, collectively, the provisions of Section 5.01(g) (Environmental Matters) and Section 5.01(i) (E&S Management System) hereof and any other provision of this Agreement or any other Financing Document relating to human health, environment, social issues or health and safety.

“Equity Contribution” means any documented, capital contributions or contributions for Equity Interests made (i) in cash by the Sponsor to the Borrower or (ii) in the form of payment by the Sponsor of costs or expenses actually incurred by the Borrower;

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination;

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“Event of Default” means any one of the events specified in Section 6.02 (Events of Default);

“Financial Debt” means, with respect to any Person, any indebtedness of such Person for or in respect of:

(i)	borrowed money;

(ii)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(iii)	the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue and except retainers on Construction Contracts (which are held until the end of the relevant Construction Contract));

(iv)	non-contingent obligations of such Person to reimburse any other Person for amounts payable by such second Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such first Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue and excluding security deposits from leasing tenants (held until the relevant lease expires));

(v)	the amount of any obligation in respect of any Financial Lease;

(vi)	amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off- balance sheet financing) under the Accounting Standards;

(vii)	the amount of such Person’s obligations under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(viii)	any premium payable on a mandatory redemption or replacement of any of the foregoing items; and

(ix)	without double-counting, the amount of any obligation in respect of any guarantee or indemnity given by such Person for any of the foregoing items incurred by any other person;

“Financial Debt to Tangible Net Worth Ratio” means, as of any date of determination and with respect to the Borrower, the result obtained by dividing the Borrower’s Financial Debt by Tangible Net Worth, in each case, as of such date;

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“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Plan” means the proposed sources of financing for the Project as set out in Annex A (Project Cost and Financial Plan);

“Financial Year” means: (i) with respect to the Borrower, the accounting year of the Borrower commencing each year on January 1 and ending on the following December 31; and (ii) with respect to the Guarantor, the accounting year of the Guarantor commencing each year on January 1 and ending on the following December 31, or in each case, such other period as the Borrower or the Guarantor, as applicable, with IFC’s consent, from time to time designates as its accounting year;

“Financing Documents” means, collectively:

(i)	this Agreement;

(ii)	the Guarantee Agreement;

(iii)	the Subordination Agreement;

(iv)	the Cash Collateral Account Control Agreement;

(v)	each Security Document;

(vi)	the Syndication Fee Letter;

(vii)	the Notes;

(viii)	each other document designated from time to time by the Borrower and IFC as a “Financing Document”; and

(ix)	all other documents and certificates required to be delivered from time to time hereunder or thereunder.

“Fraudulent Practice” has the meaning assigned to it in Annex D (Anti-Corruption Guidelines for IFC Transactions);

“Guarantee Agreement” means agreement entitled “Guarantee Agreement” entered into between the Guarantor and IFC on or following the date hereof, whereby the Guarantor irrevocably, absolutely and unconditionally guarantees the repayment of the Loan and payment of all amounts owing to IFC under the Financing Documents;

“Guarantor” means LatAm Logistic PER OpCo S.R.L., a sociedad comercial de responsabilidad limitada organized and existing under the laws of the Country;

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“Guarantor Management Services Agreement” means the management services agreement entered into, or to be entered into, in form and substance satisfactory to IFC, between the Borrower and the Guarantor in respect of the provision of management services to the Borrower by the Guarantor in relation to the Project;

“IFC Security” means the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to IFC under this Agreement and the other Financing Documents;

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC or any Participant in connection with the making or maintaining of the Loan or its Participation that result from:

(i)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement: (A) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or that Participant; (B) imposes a cost on IFC as a result of IFC having made the Loan or on that Participant as a result of that Participant having acquired its Participation or reduces the rate of return on the overall capital of IFC or that Participant that it would have achieved, had IFC not made the Loan or that Participant not acquired its Participation, as the case may be; (C) changes the basis of taxation on payments received by IFC in respect of the Loan or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of IFC or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or (D) imposes on IFC or that Participant any other condition regarding the making or maintaining of the Loan or its Participation; but excluding any incremental costs of making or maintaining a Participation that are a direct result of that Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires that Participation;

“Increased Costs Certificate” means a certificate provided from time to time by IFC (based on a certificate to IFC from any Participant, if Increased Costs affect its Participation), certifying: (i) the circumstances giving rise to the Increased Costs; (ii) that the costs of IFC or, as the case may be, that Participant, have increased or the rate of return of either of them has been reduced; (iii) that IFC or, as the case may be, that Participant, has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and (iv) the amount of Increased Costs;

“Initial Equity Contribution Amount” means $20,000,000;

“Interest Determination Date” means except as otherwise provided in Section 2.03(d)(ii) (Interest), the second Business Day before the beginning of each Interest Period;

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“Interest Payment Date” means January 15 and July 15 in each year;

“Interest Period” means each period of six months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate” means (i) with respect to the A Loan, the A Loan Interest Rate, or (ii) with respect to the B Loan, the B Loan Interest Rate, as the context requires;

“Jaguar” means Jaguar Growth Partners LLC or one or more of its Subsidiaries or Affiliates;

“JREP 1” means Jaguar Real Estate Partners LP., an exempted limited partnership organized and existing under the laws of the Cayman Islands and managed by its general manager JREP GP LLC, a limited liability corporation organized and existing under the laws of the State of Delaware;

“Land Purchase Option Agreements” means, collectively:

(i) the option agreement dated September 16, 2016, between Inmobiliaria Almonte S.A.C. and the Borrower granting the Borrower the option to purchase Inmueble 3 (as defined therein), on the terms and conditions set forth therein; and

(ii) the option agreement dated September 16, 2016, between Inmobiliaria Almonte S.A.C. and the Borrower granting the Borrower the option to purchase Inmueble 4 (as defined therein), on the terms and conditions set forth therein;

“LatAm Logistic Investments” means, LatAm Logistic Investments LLC, or a fund or other investment vehicle owned (directly or indirectly) by Mr. Michael Fangman;

“Liabilities” means, with respect to any Person, the aggregate of all obligations of such Person to pay or repay money, including, without limitation:

(i) Financial Debt;

(ii) the amount of all liabilities of such Person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii) taxes (including deferred taxes);

(iv) trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);

(v) accrued expenses, including wages and other amounts due to employees and other services providers;

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(vi) the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

(vii) to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any person to the extent such Person guarantees them or otherwise obligates itself to pay them.

“LIBOR” means the interbank offered rates for deposits in the Loan Currency administered by the ICE Benchmark Administration Limited (“ICE”) (or NYSE Euronext or any applicable successor entity) which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided that if the ICE (or NYSE Euronext, or any applicable successor entity) for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Loan Currency for the relevant Interest Period, “LIBOR” shall mean the rate determined pursuant to Section 2.03(d) (Interest); provided further that if any such rate is less than zero, LIBOR shall be deemed to be zero;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan” means collectively, the A Loan and the B Loan or, as the context requires, the principal amount of the A Loan and the B Loan outstanding from time to time;

“Loan Currency” means Dollars;

“Long-term Debt” means that part of Financial Debt whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

“Management Services Agreements” means, collectively, the Guarantor Management Services Agreement and the Sponsor Management Services Agreement.

“Market Disruption Event” means that, before the close of business in London on the Interest Determination Date for the relevant Interest Period, the cost to IFC, or Participants whose Participations in the Loan represent in the aggregate 30% or more of the outstanding principal amount of the Loan (as notified to IFC by such Participants), of funding the Loan or such Participations (as applicable) would be in excess of LIBOR;

“Material Adverse Effect” means a material adverse effect on: (i) any Credit Party, its assets or properties; (ii) any Credit Party’s business prospects or financial condition; (iii) the implementation of the Project, the Financial Plan or the carrying on of the Borrower’s business or operations; or (iv) the ability of any Credit Party to comply with its obligations under this Agreement or under any other Transaction Document to which it is a party;

“Mortgage Agreement” means the mortgage agreement (contrato de hipoteca) entered into, or to be into, by the Borrower and IFC, pursuant to which the Borrower grants IFC a first-ranking mortgage in respect of the Property;

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“Mr. Michael Fangman” means Mr. Michael Fangman, an individual with date of birth February 23, 1977 and a natural citizen of the United States of America;

“Net Income” means for any Financial Year, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) appearing in the audited financial statements for such Financial Year;

“Non-Cash Items” means for any Financial Year, the net aggregate amount (which may be a positive or negative number) of all non-cash income (as a negative item) and non-cash expense (as a positive item) items which (under accrual accounting) have been added or subtracted in calculating Net Income during that Financial Year; such items including, without limitation, equity earnings in Subsidiaries, asset revaluations, depreciation, amortization, deferred taxes and provisions for severance pay of staff and workers;

“Non-Permitted Equity Transfer” means either:

(i)	any transfer of any shares or other equity interests in the Sponsor by Michael Fangman at any time prior to the Project Financial Completion Date; or

(ii)	any transfer of shares or other equity interests in the Sponsor by JREP 1 at any time, other than the Blackstone Investment.

“Notes” means, collectively, each promissory note (pagaré incompleto con acuerdo de llenado) issued pursuant to this Agreement, including but not limited to the A Loan promissory note and the B Loan promissory note, each executed by the Borrower for the benefit of IFC and in form and substance satisfactory to IFC;

“Obstructive Practice” has the meaning assigned to it in Annex D (Anti-Corruption Guidelines for IFC Transactions);

“Participant” means any Person who acquires a Participation;

“Participant Sanctions Regime” has the meaning assigned to it in Annex H (Participant Sanctions Regimes);

“Participation” means the interest of any Participant in the A Loan or the B Loan, or as the context requires, in an A Loan Disbursement or a B Loan Disbursement;

“Participation Agreement” means an agreement entitled “Participation Agreement” between IFC and each Participant pursuant to which each Participant acquires a Participation;

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated January 1, 2012, copies of which have been delivered to and receipt of which has been acknowledged by the Borrower;

“Permitted Liens” has the meaning given to that term in Section 5.02(g) (Permitted Liens);

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“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Prohibited Transfer” with respect to any shares or equity interests (or share capital or other interest through which the shares or equity interests are owned indirectly), a Lien, grant of an option, conditional sale, conditional transfer or other conditional disposition over such shares or equity interests (or share capital or other interest through which the shares or equity interests are owned indirectly);

“Project” means the construction, equipping and placing into operation of 65,578 square meters of class A warehousing facilities to be located in Lurin, Lima, Peru and to be comprised of: (i) a building with 21,572 gross leasable square meters (“Building 100”), (ii) a building with 22,028 gross leasable square meters (“Building 200”) and (iii) a building with 21,978 gross leasable square meters (“Building 300”);

“Project Cost” means the total estimated cost of the Project, as set forth in Annex A (Project Cost and Financial Plan);

“Project Documents” means, collectively:

(i)	the Guarantor Management Services Agreement; and

(ii)	each Construction Contract; and

(iii)	each other agreement or document designated as a “Project Document” by the Borrower and IFC from time to time;

“Project Financial Completion Date” means the last day of the month in which the following requirements have each been satisfied:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing;

(ii)	the Borrower has achieved at the end of any two consecutive financial quarters after the Project Physical Completion Date:

(A) a Project Occupancy Rate of no less than 92.5%;

(B) a Prospective Debt Service Coverage Ratio of not less than 1.25:1.0;

(C) a Financial Debt to Tangible Net Worth Ratio of not more than 1.0:1.0,

and in the case of (B) and (C), as evidenced by the Borrower’s financial statements for the Calculation Period most recently ended for which financial statements have been provided in accordance with Section 5.03(a)(Quarterly Financial Statements and Reports); and

(iii)	IFC has accepted the Borrower’s certification of the above;

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“Project Occupancy Rate” means the percentage of total usable warehouse space in the Buildings which are part of the Project which is occupied by tenants or licensees;

“Project Physical Completion Date” means the last day of the month in which the following requirements have been fully satisfied:

(i)	the Building Physical Completion Date has occurred with respect to each Building, or to the extent that the Borrower has notified IFC that the Borrower does not intend to carry out the construction of Building 200 and Building 300, the Building Physical Completion Date has occurred with respect to Building 100;

(ii)	there are no material outstanding claims by contractors in respect of the construction of the facilities and buildings included in the Project or by any suppliers in relation to the Project (other than, in each case, claims being contested in good faith and with respect to which the Borrower has made adequate reserves);

(iii)	all sites, plants, equipment and facilities comprising the Project have been acquired, developed, constructed and become fully operational in compliance with the Action Plan and the applicable laws of the Country (including all Applicable E&S Law) and otherwise in a manner consistent with the applicable requirements of the Performance Standards in all respects;

(iv)	all Authorizations required for the normal operation of the Project and the performance by the Borrower of its obligations under the Transaction Documents have been obtained and remain in full force and effect;

(v)	no Event of Default or Potential Event of Default has occurred and is continuing;

(vi)	the Borrower has delivered to IFC a notice, signed by an Authorized Representative, certifying that the requirements set out in paragraphs (i) through (iii) above have been fulfilled and that the requirements set out in paragraphs (iv) and (v) above are satisfied; and

(x)	IFC has notified the Borrower that the Borrower’s notice is acceptable to IFC.

“Project Schedule” means the schedule for the implementation of the Project set forth in Annex E (Project Schedule) hereto, as the same may be amended or supplemented from time to time with IFC’s consent;

“Property” means the real estate property registered in the name of the Borrower in File No. 13694718 of the Real Estate Public Registry (Registro de Predios) of the Registration Office of Lima, Peru;

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“Prospective Debt Service Coverage Ratio” means, as of any calculation date, the ratio obtained by dividing:

(i)	the aggregate, for the four consecutive financial quarters most recently ended prior to such calculation date for which financial statements are available, of the Borrower’s (A) Net Income, (B) Non-Cash Items and (C) the amount of all payments that were due during that Financial Year on account of interest and other charges on Financial Debt (to the extent deducted from Net Income); by

(ii)	the aggregate of (A) all scheduled payments (including balloon payments) that fall due during the four consecutive financial quarters following the relevant date of calculation on account of principal of Long-term Debt and interest and other charges on all Financial Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made to any debt service account under the terms of any agreement providing for Financial Debt but excluding voluntary prepayments, where, for the purposes of clause (ii) above: (x) subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and (y) interest on Short-term Debt payable in the Financial Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Financial Year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Relevant Spread” means (i) with respect to the A Loan, 5.25% per annum, and (ii) with respect to the B Loan, 5.25% per annum;

“Restricted Party” has the meaning assigned to it in Annex H (Participant Sanctions Regimes);

“ROFR Agreement” means the contrato de otorgamiento de derecho de preferencia dated September 15, 2016, between Inmobiliaria Almonte S.A.C. and the Borrower granting the Borrower a right of first refusal with respect to the purchase of Inmueble 2 (as defined therein), on the terms and conditions set forth therein;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex D (Anti-Corruption Guidelines for IFC Transactions);

“Sanctions Authority” has the meaning assigned to it in Annex H (Participant Sanctions Regimes);

“Security Documents” means the documents providing for the IFC Security and consisting of:

(i)	the Cash Collateral Account Security Agreement;

(ii)	the Mortgage Agreement;

(iii)	the Asset Pledge Agreement; and

(iv)	the Share Pledge Agreement;

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“Share Pledge Agreement” means the participation pledge agreement (contrato de garantía mobiliaria sobre participaciones) entered into, or to be entered into, between IFC, the Sponsor and the Borrower, pursuant to which the Sponsor pledges to IFC all its rights, title and interest in the issued capital stock of the Borrower;

“Short-term Debt” means all Financial Debt other than Long-term Debt;

“Sponsor” means LatAm Logistic Properties S. de R.L., a sociedad de responsabilidad limitada organized and existing under the laws of the Republic of Panamá;

“Sponsor Management Services Agreement” means an agreement for the provision of management services to be entered into between the Sponsor (or any Subsidiary thereof) and one or both of the Borrower and the Guarantor, in form and substance satisfactory to IFC;

“Sponsor Management Stock Options” means one or more options or other rights entitling the holder thereof to purchase or acquire share capital in the Sponsor, issued to one or more members of the management team of the Sponsor following the date hereof;

“Subordination Agreement” means the agreement entitled “Subordination Agreement” entered into on or following the date hereof between, inter alios, the Sponsor, Guarantor and IFC, pursuant to which all amounts from time to time owing by the Borrower or the Guarantor to the Sponsor or any of its Subsidiaries related to the provision of any services or the allocation of any costs and expenses (including, inter alia, any such amounts due and payable pursuant to the Sponsor Management Services Agreement) or any other payments to the Sponsor are subordinated in all respects to the Loan and all other amounts owing to IFC under the Financing Documents;

“Subsidiary” means with respect to any Person, an Affiliate over 50% of whose capital is owned, directly or indirectly, by such Person;

“Syndication Fee Letter” means the fee letter entered into between IFC and the Borrower on or following the date hereof in respect of the syndication of the B Loan.

“Tangible Net Worth” means the aggregate of:

(i)	(A) the amount paid up or credited as paid up on the share capital of the Borrower; and (B) the amount standing to the credit of the reserves of the Borrower (excluding asset revaluation reserves and including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account), after deducting from the amounts in (A) and (B): (w) any debit balance on the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made); (x) revaluation income and other comprehensive income; (y) amounts set aside for dividends (to the extent not already deducted from equity) or taxation (including deferred taxation); and (z) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

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(ii) if applicable, that part of the net results of operations and the net assets of any Subsidiary of the Borrower attributable to interests that are not owned, directly or indirectly, by the Borrower.

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Tenant Capex” means any expenditures or commitments for expenditures for fixed or other non-current assets (including, without limitation, the replacement, substitution or material restoration of any such assets) which are incurred by the Borrower to comply with essential ongoing requirements for tenant improvements under leases entered into after the Project Physical Completion Date;

“Transaction Documents” means, collectively, (i) each Financing Document; and (ii) each Project Document;

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be made in accordance with the Accounting Standards and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 5.03(a) (Reporting Requirements).

(b) Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at IFC’s option, those calculations may instead be made from the audited financial statements for such Financial Year.

Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e) a reference to a party to any document includes that party’s successors and permitted assigns.

Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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(b) When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

The Loan

Section 2.01. The Loan. Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the Loan consisting of:

(a) the A Loan, being a loan of up to $14,000,000; and

(b) the B Loan, being a loan of up to $14,000,000.

Section 2.02. Disbursement Procedure. (a) The Borrower may request Disbursements by delivering to IFC, at least 10 Business Days prior to the proposed date of disbursement, a Disbursement request substantially in the form of Schedule 2 (Form of Request for Disbursement).

(c) Each Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Borrower’s account at a bank in the Country, or any other place acceptable to IFC, all as specified by the Borrower in the relevant Disbursement request.

(d) Each Disbursement shall be made pro rata between the A Loan and the B Loan.

(e) The Borrower shall be entitled to request a maximum of 7 Disbursements of each of the A Loan and the B Loan.

(f) The Borrower shall deliver to IFC a receipt, substantially in the form of Schedule 3

(Form of Disbursement Receipt), within 5 Business Days following each Disbursement.

Section 2.03. Interest. Subject to the provisions of Section 2.04 (Default Rate Interest), the Borrower shall pay interest on the Loan in accordance with this Section 2.03:

(a) During each Interest Period, the Loan (or, with respect to the first Interest Period for each Disbursement, the amount of that Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.

(b) Interest on each of the A Loan and the B Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Disbursement made less than 15 days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

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(c) The A Loan Interest Rate and the B Loan Interest Rate for any Interest Period shall be the rate which is the sum of: (i) the Relevant Spread; and (ii) LIBOR on the Interest Determination Date for that Interest Period for six months (or, in the case of the first Interest Period for any Disbursement, for one month, two months, three months or six months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d) If, for any Interest Period, IFC cannot determine LIBOR by reference to the Reuters Service or any other service that displays ICE rates, IFC shall notify the Borrower and shall instead determine LIBOR:

(i)	on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by any four major banks active in the Loan Currency in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two; or

(ii)	if less than two quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by a major bank or banks in New York, New York selected by IFC.

(e) Subject to any alternative basis agreed as contemplated by Section 2.03(f) below, if a Market Disruption Event occurs in relation to all or any part of the Loan for any Interest Period, IFC shall promptly notify the Borrower of such event and the relevant Interest Rate for the relevant portion of the Loan for that Interest Period shall be the rate which is the sum of:

(i)	the Relevant Spread; and

(ii)	either (A) the rate which expresses as a percentage rate per annum the cost to IFC (or the relevant Participant as notified to IFC as soon as practicable and in any event not later than the close of business on the first day of the relevant Interest Period) of funding the Loan or such Participation (as applicable) from whatever source it may reasonably select or (B) at the option of IFC (or any such Participant, as applicable), LIBOR for the relevant period as determined in accordance with Section 2.03(c)(ii) above.

(f)	(i)	If a Market Disruption Event occurs in relation to the Loan and IFC or the Borrower so requires, within 5 Business Days of the notification by IFC pursuant to Section 2.03(e) above, IFC and the Borrower shall enter into good faith negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loan.

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(ii)	Any alternative basis agreed pursuant to paragraph (i) above shall take effect in accordance with its terms and be binding on each party hereto.

(iii)	If agreement cannot be reached, the Borrower may prepay the relevant portion of the Loan in accordance with Section 2.06(a) but without any prepayment premium.

(g) On each Interest Determination Date for any Interest Period, IFC shall determine the A Loan Interest Rate and the B Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower of those rates.

(h) The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

Section 2.04. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of 2% per annum and the A Loan Interest Rate (with respect to amounts relating to the A Loan) or 2% per annum and the B Loan Interest Rate (with respect to amounts relating to the B Loan) in effect from time to time.

(b) Interest at the rate referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05. Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the A Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due (US$)

January 15, 2019	$447,480
July 15, 2019	$464,864
January 15, 2020	$482,924
July 15, 2020	$501,686
January 15, 2021	$521,176
July 15, 2021	$541,424
January 15, 2022	$562,458
July 15, 2022	$584,310
January 15, 2023	$607,010
July 15, 2023	$630,593
January 15, 2024	$655,091
July 15, 2024	$680,541
January 15, 2025	$706,980
July 15, 2025	$734,447
January 15, 2026	$762,980
July 15, 2026	$792,622
January 15, 2027	$823,414
July 15, 2027	$3,500,000

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(c) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the B Loan on the following Interest Payment Dates and in the following amounts:

Interest Payment Date	Principal Amount Due
January 15, 2019	$447,480
July 15, 2019	$464,864
January 15, 2020	$482,924
July 15, 2020	$501,686
January 15, 2021	$521,176
July 15, 2021	$541,424
January 15, 2022	$562,458
July 15, 2022	$584,310
January 15, 2023	$607,010
July 15, 2023	$630,593
January 15, 2024	$655,091
July 15, 2024	$680,541
January 15, 2025	$706,980
July 15, 2025	$734,447
January 15, 2026	$762,980
July 15, 2026	$792,622
January 15, 2027	$823,414
July 15, 2027	$3,500,000

(d) Upon each Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the tables in Section 2.05(a) and Section 2.05(b) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in those tables (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

(e) Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.

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Section 2.06. Prepayment. Without prejudice to Section 2.16 (Illegality of Participation; Sanctions Event) and Section 5.04(c) (Application of Proceeds):

(a) the Borrower may prepay, on any Interest Payment Date after January 15, 2019 (or, if applicable, after such later Interest Payment Date on which the first repayment of the Loan falls due in accordance with this Agreement), all or any part of the Loan, on not less than 30 days’ prior notice to IFC, but only if: (i) the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with the prepayment premium specified in Section 2.06(b) and all other amounts then due and payable under this Agreement, including the amount payable under Section 2.11 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date; (ii) for a partial prepayment of any of the A Loan or the B Loan, such prepayment is in an amount not less than $2,500,000 for each of the A Loan and the B Loan; and (iii) if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b) On the date of any prepayment of the Loan in accordance with Section 2.06(a), the Borrower shall pay a prepayment premium consisting of an amount in the Loan Currency equal to the relevant percentage of the amount to be prepaid, such percentage being:

(i)	2%, to the extent the prepayment is made on any Interest Payment Date falling on or prior to July 15, 2020;

(ii)	1.5%, to the extent the prepayment is made on any Interest Payment Date falling after July 15, 2020 and on or prior to July 15, 2021;

(iii)	1%, to the extent the prepayment is made on any Interest Payment Date falling after July 15, 2021 and on or prior to July 15, 2022.

No prepayment premium shall be due and payable under this Section 2.06(b) with respect to any prepayment made on any Interest Payment Date falling after July 15, 2022.

The determination by IFC of the prepayment premium shall be final and conclusive and bind the Borrower (unless the Borrower shows, to the satisfaction of IFC, that such determination involved manifest error).

(c) Amounts of principal prepaid under this Section shall: (i) first be allocated by IFC pro rata between the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and (ii) then be applied by IFC to all the respective outstanding installments of principal of the A Loan and the B Loan in inverse order of maturity.

(d) Upon delivery of a notice in accordance with Section 2.06(a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(e) Any principal amount of the Loan prepaid under this Agreement may not be re-borrowed.

Section 2.07. Fees. (a) The Borrower shall pay to IFC a commitment fee: (i) with respect to the A Loan, at the rate of 1% per annum on that part of the Loan that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement; (ii) with respect to the B Loan, at a rate of 1% per annum on that part of the B Loan that from time to time has not been disbursed or canceled, beginning to accrue on the date of the Participation Agreement evidencing that Participation; (iii) prorated on the basis of a 360-day year for the actual number of days elapsed; and (iv) payable semiannually, in arrears, on each Interest Payment Date, the first such payment to be due on the first Interest Payment Date occurring after the date of this Agreement.

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(b) The Borrower shall also pay to IFC:

(i)	a front-end fee on the A Loan in an amount equal to 1.35% of the amount of the A Loan commitment, to be paid on the earlier of: (x) the date which is 30 days after the date of this Agreement; and (y) the date immediately preceding the date of the first A Loan Disbursement;

(ii)	a front-end fee on the B Loan in an amount equal to 1.35% of the amount of the B Loan commitment, to be paid on the earlier of: (x) the date which is 30 days after the date of the Participation Agreement and (y) the date immediately preceding the first B Loan Disbursement; provided that, for the avoidance of doubt, the Borrower and IFC hereby agree and acknowledge that $20,000 of such fee has been paid directly to the relevant Participant by the Borrower prior to the date hereof on a non-refundable basis;

(iii)	the fees set forth in the Syndication Fee Letter, in the amount and at the times set forth therein;

(iv)	portfolio supervision fees of: (A) $10,000 per annum payable to IFC in respect of the Loan and (B) $10,000 per annum per each Participant in the B Loan, payable to IFC for the account of each such Participant, and in each case, payable upon receipt of a statement from IFC; and

(vi)	if the Borrower and IFC agree to restructure all or part of the Loan, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

Section 2.08. Currency and Place of Payments. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Northern Trust International Banking Corporation, New York, New York, U.S.A., ABA#026001122, for credit to IFC’s account number 10215220300, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time; and the Borrower hereby irrevocably agrees that IFC may deem any payment, or part thereof, relating to the B Loan that is received after that time as made on the next Business Day and accordingly interest will accrue on any Participant’s pro rata share of that payment with respect to which IFC is unable to make same day remittance to that Participant.

(b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.08(a).

(c) The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.08(a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.08(a).

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(d) Notwithstanding the provisions of Section 2.08(a) and Section 2.08(b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.14(a) (Taxes) and Section 2.15 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

Section 2.09. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.10. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.

Section 2.11. Unwinding Costs. (a) If IFC or any Participant incurs any cost, expense or loss as a result of the Borrower: (i) failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure); (ii) failing to prepay in accordance with a notice of prepayment; (iii) prepaying all or any portion of the Loan on a date other than an Interest Payment Date; or (iv) after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date, then the Borrower shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

(b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or prepayment of the Loan, or any payment of all or part of the Loan upon acceleration.

Section 2.12. Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of the Loan in whole or in part: (i) if the first Disbursement has not been made by the date falling six months after the date hereof, or such other date as the parties agree; (ii) if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(f) (Events of Default) is, in the reasonable opinion of IFC, imminent; (iii) if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect; or (v) on or after the date falling seventeen months after the date hereof.

(c) Upon the giving of any such notice, the right of the Borrower to any further Disbursement shall be suspended or canceled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12(a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrower shall, subject to paragraph (c) of this Section 2.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.

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(d) In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.12, or Section 2.13(a), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.03 (Interest).

Section 2.13. Cancellation by the Borrower. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan on the date specified in that notice (which shall be a date not earlier than 30 days after the date of that notice).

(b) IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if subject to Section 2.12(c), IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c) Any portion of the Loan that is cancelled under this Section 2.13 may not be reinstated or disbursed.

Section 2.14. Taxes. (a) The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement or any other Financing Document that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

(b) All payments of principal, interest, fees and other amounts due under this Agreement or to IFC under any other Financing Document shall be made without deduction for or on account of any Taxes.

(c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement or to IFC under any other Financing Document shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d) If Section 2.14(c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) or, if such receipts are not available, a certification from the chief financial officer or chief executive officer of the Borrower certifying the payment of such Taxes, within 30 days of the date of that request.

(e) Section 2.14(a) and Section 2.14(b) do not apply to Taxes which directly result from a Participant (or, as the case may be, a participant with a comparable participation in the A Loan) having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that such permanent office or establishment acquires the relevant Participation (or a comparable participation in the A Loan).

Section 2.15. Expenses. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

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(b) The Borrower shall pay to IFC or as IFC may direct:

(i)	the fees and expenses of IFC’s counsel in each of the Country, the United States of America and the Republic of Panamá incurred in connection with:

(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement;

(F)	the occurrence of any Event of Default or Potential Event of Default; and

(G)	the release of the IFC Security following repayment in full of the Loan and all other amounts due and payable under the Financing Documents; and

(ii)	the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees.

Section 2.16. Illegality of Participation; Sanctions Event. If, after the date of this Agreement, (1) any change is made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for any Participant to continue to maintain or to fund its Participation or (2) any breach of Section 5.02(x) (Participants Sanctions Regime) occurs or any representation or warranty made in Section 3.01(t) (Participants Sanctions Regime) is found to be incorrect in any material respect (herein, the “Sanctions Event”):

(a) the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that IFC advises the Borrower is the date that is the latest day (1) permitted by the Relevant Change or (2) as may be required as a result of the Sanctions Event, prepay in full that part of the B Loan that IFC advises corresponds to that Participation;

(b) concurrently with the prepayment of the part of the B Loan corresponding to the Participation affected by the Relevant Change or the Sanctions Event, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the B Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.11 (Unwinding Costs));

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(c) the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC’s request for prepayment, the Authorization referred to in Section 2.16(a) if any such Authorization is then required; and

(d) the Borrower shall have no further right to disbursement of the undisbursed portion of the B Loan corresponding to that Participation after it has received IFC’s request for prepayment under this Section.

Section 2.17 Notes. (a) To further evidence its obligation to repay the Loan, with interest accrued thereon, the Borrower shall issue and deliver to IFC, on or prior to the date of the first Disbursement, a Note with respect to the A Loan and a Note with respect to the B Loan. The Notes shall be valid and enforceable as to their principal amount to the extent of the aggregate amounts disbursed and then outstanding hereunder and, as to interest, to the extent of the interest accrued thereon in accordance with the terms of this Agreement.

(b) If any Note delivered pursuant to Section 2.17(a) is lost, damaged or destroyed, or IFC assigns any portion of the Loan to which such Note relates, the Borrower shall promptly issue replacement Note(s) to IFC and/or such assignee provided that as a condition thereof, IFC delivers to the Borrower the Note which was damaged or is being assigned, or certifies to the Borrower that the relevant Note was lost or destroyed.

Section 2.18. Payments under Notes and Loan. (a) The issuance, execution and delivery of any Note pursuant to this Agreement shall not be or be construed as a novation with respect to this Agreement or any other agreement between IFC and the Borrower and shall not limit, reduce or otherwise affect the obligations or rights of the Borrower under this Agreement, and the rights and claims of IFC under any Note shall not replace or supersede the rights and claims of IFC under this Agreement, all subject to the remaining provisions of this Section 2.18 (Payments under Notes and Loan).

(c) Payment of the principal amount of any Note shall pro tanto discharge the obligation of the Borrower to repay that portion of the A Loan or B Loan, as applicable, to which such Note relates; and payment of interest accrued on any Note shall pro tanto discharge the obligation of the Borrower to pay such amount of interest on that portion of the A Loan or B Loan, as applicable, to which such Note relates.

(d) Payment of the principal amount of the A Loan and/or B Loan shall pro tanto discharge the obligation of the Borrower to repay the principal amount of the Note or Notes relating to that portion of the A Loan and/or B Loan, and payment of interest accrued on the A Loan and/or B Loan shall pro tanto discharge the obligation of the Borrower to pay such amount of interest in respect of the Note or Notes relating to the A Loan and/or B Loan to which such interest relates.

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ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. The Borrower represents and warrants that:

(a) Organization and Authority. The Borrower is a sociedad comercial de responsabilidad limitada organized and validly existing under the laws of the Country and has the corporate power and has obtained all required Authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b) Validity. Each Transaction Document to which the Borrower is a party has been, or will be, duly authorized and executed by the Borrower and constitutes, or will when executed constitute, a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms and the Borrower is not, nor will it be, a party to any agreement other than the Transaction Documents, the Land Purchase Option Agreements or the ROFR Agreement, other than, if applicable, the Sponsor Management Services Agreement and as permitted pursuant to Section 5.02(k) (Management Contracts), and none of the Project Documents has been, or will be, amended or modified except as permitted under this Agreement;

(c) No Conflict. Neither the making of any Transaction Document to which the Borrower is a party nor (when all the Authorizations referred to in Section 4.01(e) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Borrower’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower;

(d) Status of Authorizations. (i) To the best of the Borrower’s knowledge, after due inquiry:

(A)	the Authorizations specified in Annex B (Borrower/Project Authorizations) are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower to conduct its business, carry out the Project or by the Borrower, the Guarantor or the Sponsor to execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;

(B)	all Authorizations specified in Section (1) of Annex B (Borrower/Project Authorizations) have been obtained and are in full force and effect; and

(C)	the relevant Credit Party has applied (or is making arrangements to apply) for all Authorizations specified in Section (2) of Annex B (Borrower/Project Authorizations), and has no reason to believe that it will not obtain those Authorizations in a timely manner; and

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(11)	except for rights that can reasonably be expected to be obtained on commercially reasonable terms at the time required, the Project Documents contain all rights that are necessary for:

(A)	the construction, completion, operation and ownership of the Project, and

(B)	the conduct of the business of the Borrower as contemplated by the Transaction Documents;

(e) No Amendments to Charter. The Borrower’s Charter has not been amended since January 9, 2017;

(f) No Immunity. Neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;

(g) Disclosure. All of the information provided to IFC by any of the Credit Parties regarding the Credit Partiesand the Project was and continues to be true and accurate (other than for projections and other forward-looking statements which the Borrower believes to be reasonable) and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(h) Financial Condition. Since December 31, 2016, the Borrower: (i) has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability; and (ii) has not undertaken or agreed to undertake any material obligation except pursuant to the Transaction Documents, the Land Purchase Option Agreements and the ROFR Agreement;

(i) Financial Statements. The financial statements of the Borrower for the period ending on December 31, 2016: (i) have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of the Borrower as of the date as of which they were prepared and the results of the Borrower’s operations during the period then ended; and (ii) disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements);

(j) Material Agreements. The Borrower is not a party to, or committed to enter into, any contract which would or might affect the judgment of a prospective investor (other than the Land Purchase Option Agreements and the ROFR Agreement);

(k) Title to Assets and Permitted Liens. (i) The Borrower has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the IFC Security; (ii) the provisions of the Security Documents are effective to create, in favor of IFC, legal, valid and enforceable Liens on or in all of the assets covered by the IFC Security; provided that with respect to the Liens created pursuant to each of the Mortgage Agreement, the Asset Pledge Agreement and the Share Pledge Agreement, such Liens will only be enforceable vis-à-vis all third parties upon registration of such Security Document in the relevant public registry; and (iii) all recordings and filings have been made, or will be made no later than the applicable time required by the Financing Documents, in all public offices, all necessary consents obtained and all other action has been taken so that the Liens created by each Security Document constitute perfected Liens on the IFC Security with the priority specified in the Security Documents;

(l) Taxes. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest;

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(m) Litigation. (i) The Borrower is not engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect; and (ii) no judgment, arbitral award or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(n) Compliance with Law. To the best of its knowledge and belief after due inquiry, the Borrower is not in violation of any statute or regulation of any Authority;

(o) Environmental Matters. (i) to the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Project other than those identified by the E&SA; and (ii) it has not received nor is aware of either (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person concerning the Project’s failure to comply with any matter covered by the Performance Standards which failure has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards;

(p) Labor Matters. There are no ongoing or, to the best knowledge of the Borrower after due inquiry, threatened, strikes, slowdowns or work stoppages by employees of the Borrower or any contractor with respect to the Project;

(q) The UN Security Council. The Borrower has neither entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(r) Sanctionable Practices. No Credit Party nor any Affiliate thereof, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice; and

(s) No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.

(t) Participants Sanctions Regime. Neither the Borrower nor, to the knowledge of the Borrower, any of its Subsidiaries, nor any directors or officers of it or any of its Subsidiaries:

(i)	is a Restricted Party;

(ii)	is subject to any proceeding, formal notice or investigation by a Sanctions Authority with respect to any Participant Sanctions Regime; or

(iii)	is knowingly engaging in any direct trade, business or other activities with, or for the direct benefit of, any Restricted Party in a manner that would cause any Participant to be in violation of an applicable Participant Sanctions Regime.

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Section 3.02. IFC Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 3.01 with the intention of inducing IFC to enter into this Agreement and the other Financing Documents (and the Participants to enter into the Participation Agreement) and that IFC enters into the Financing Documents (and the Participants will enter into the Participation Agreement) on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

Section 4.01. Conditions of First Disbursement. The obligation of IFC to make the first Disbursement is subject to the fulfillment prior to or concurrently with the making of that first Disbursement of the following conditions:

(a) Transaction and Other Documents.

(i) Each of the Transaction Documents (other than any Construction Contract referred to in sub-paragraph (iv) of the definition thereof, except as otherwise required by IFC) and the Sponsor Management Services Agreement has been entered into, in form and substance satisfactory to IFC, by all parties thereto and has become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements);

(ii) IFC has received a copy of (A) each of Transaction Document to which it is not a party, (B) the Sponsor Management Services Agreement; and (C) each Land Purchase Option Agreement and the ROFR Agreement; and

(iii) the Borrower has issued, and IFC has received, the Notes in connection with the Loan.

(b) Participation Agreement. IFC has entered into the Participation Agreement with Participants for the acquisition by them of Participations in the B Loan in an aggregate amount equal to the full amount of the B Loan and the Participation Agreement is in full force and effect;

(c) Charter Amendments. The Borrower has certified to IFC that no amendment has been made to the Borrower’s Charter since January 9, 2017, or if any such amendment was made, IFC has received a copy of the Borrower’s amended Charter and determined, in its reasonable judgment, that it is not inconsistent with the provisions of any Transaction Document and does not have or may not reasonably be expected to have a Material Adverse Effect;

(d) Security. (i) The IFC Security has been duly created and, other than in the case of the IFC Security created pursuant to the Mortgage Agreement, the Asset Pledge Agreement and the Share Pledge Agreement, perfected or registered, as applicable, as first ranking security interests in all assets and rights subject to the Security Documents; (ii) IFC has received evidence, in form and substance satisfactory to it of the bloqueo registral de la partida registral corresponding to the Property with the Real Estate Public Registry of Peru (Registro de Predios); and (iii) IFC has received a copy of the relevant solicitud de inscripción for: (A) registration of the Mortgage Agreement with the Real Estate Public Registry of Peru (Registro de Predios); (B) registration of the Asset Pledge Agreement with the Contracts Public Registry (Registro Mobiliario de Contratos); and (C) registration of the Share Pledge Agreement in the file corresponding to the Borrower at the Corporations Public Registry (Registro de Personas Jurídicas) and in the case of sub-sections (A) through (C), each such solicitud de inscripción dated the date of execution of such Security Document (or to the extent the relevant Public Registry is not open for business on such day, dated the day immediately following the date of execution of such document on which such Public Registry is open for business) and issued by the relevant Public Registry and such that upon registration, the Mortgage Agreement, the Share Pledge Agreement and the Asset Pledge Agreement will be duly perfected as first ranking security interests over the Property and all assets and rights subject to such Security Documents.

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(e) Authorizations. The Borrower has obtained, and provided to IFC copies of, all Authorizations listed in Section (1) and Section (2) of Annex B (Borrower/Project Authorizations), and such other Authorizations not listed in those Sections that may become necessary for:

(i)	the Loan;

(ii)	the business of the Borrower as it is presently carried on and is contemplated to be carried on;

(iii)	the Project and the implementation of the Financial Plan;

(iv)	the due execution, delivery, validity and enforceability of, and performance by the Borrower of its obligations under, this Agreement and the other Transaction Documents and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(v)	the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents,

and all such Authorizations are in full force and effect;

(f) Legal Opinions. IFC has received the following legal opinions, in each case, in form and substance satisfactory to IFC and covering such matters relating to the transactions contemplated by this Agreement and the other Financing Documents as IFC may reasonably request:

(i) a legal opinion from Miranda & Amado Abogados and, if requested by IFC, concurred in by Peruvian counsel for the Borrower;

(ii) a legal opinion from Clifford Chance US LLP, as New York counsel to IFC; and

(iii) a legal opinion from Panamanian counsel to IFC and, if requested by IFC, concurred in by Panamanian counsel to the Sponsor.

(g) Accounting Systems Certificate. IFC has received a certification from the chief executive officer or the chief financial officer of the Borrower confirming that, as at a date within 60 days prior to the date of first Disbursement, the Borrower is in compliance with the provisions of Section 5.01(d) (Affirmative Covenants) and containing a brief description of the systems and records in place;

(h) Equity Contributions. IFC has received evidence, in form and substance satisfactory to it, that Equity Contributions contemplated by the Financial Plan have been made in an aggregate amount at least equal to the Initial Equity Contribution Amount;

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(i) Authorization of Auditors. A reputable international firm of auditors acceptable to IFC has been appointed as the Auditors and IFC has received a copy of the Borrower’s authorization to its Auditors referred to in Section 5.01(e) (Auditors) and a copy of the Guarantor’s authorization to its Auditors referred to in Section 6.01(d) (Guarantor’s Covenants) of the Guarantee Agreement.

(j) Incumbency. IFC has received a Certificate of Incumbency and Authority from each of the Credit Parties;

(k) Appointment of Agent. Each of the Credit Parties has delivered to IFC evidence, substantially in the form of Schedule 4 (Form of Process Agent Letter), of appointment of an agent for service of process in accordance with the Financing Documents to which it is a party; and

(l) Cash Collateral Account. The balance of the Cash Collateral Account is at least equal to the Cash Collateral Account Required Balance (taking into account the requested Disbursement); and

(m) Environmental Matters. (i) the Borrower has completed an E&SA and delivered to IFC the Action Plan, each in form and substance acceptable to IFC, (ii) the Borrower and IFC have agreed on the form of Annual Monitoring Report, and (iii) the Borrower has implemented an E&S Management System acceptable to IFC.

Section 4.02. Conditions of Second Disbursement. The obligation of IFC to make the second Disbursement of the Loan is also subject to the condition that IFC has received evidence in form and substance satisfactory to it of:

(a) the registration of the Mortgage Agreement with the Real Estate Public Registry of Peru (Registro de Predios);

(b) the registration of the Asset Pledge Agreement with the Contracts Public Registry (Registro Mobiliario de Contratos); and

(c) the registration of Share Pledge Agreement in the file corresponding to the Borrower at the Corporations Public Registry (Registro de Personas Jurídicas),

in each case, such that the IFC Security created pursuant thereto is duly perfected as first ranking security interest in all assets and rights subject to such Security Document.

Section 4.03 Conditions of All Disbursements. The obligation of IFC to make any Disbursement, including the first Disbursement, is also subject to the conditions that:

(a) No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(b) Use of Proceeds. The proceeds of that Disbursement: (i) are, at the date of the relevant request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within 3 months of that date; and (ii) are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

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(c) No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

(d) No Material Loss or Liability. Since the date of this Agreement, the Borrower has not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants));

(e) Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 3.01 (c) (Representations and Warranties), without the words in parentheses);

(f) Legal Opinions. IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in the Country or in any other relevant jurisdiction, and, if requested by IFC, concurred in by counsel for the Borrower, with respect to any matters relating to that Disbursement;

(g) No Violations. After giving effect to such Disbursement, the Borrower would not be in violation of: (i) its Charter; (ii) any provision contained in any document to which the Borrower is a party (including this Agreement) or by which the Borrower is bound; or (iii) any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow;

(h) Additional Equity Contributions; Debt to Additional Equity Ratio. IFC has received evidence, in form and substance satisfactory to it, that Equity Contributions referred to in the Financial Plan have been made in sufficient amount in excess of the Initial Equity Contribution Amount such that the Debt to Additional Equity Ratio, taking into account the amount of such Disbursement, does not exceed 83.78:16.22;

(i) Environmental Matters. IFC has received evidence, in form and substance satisfactory to it, that the Borrower is in compliance with the Environmental and Social Requirements;

(j) Project Schedule. IFC has received evidence, in form and substance satisfactory to it, that the Project is being implemented in accordance with the Project Schedule and without overruns in the Project Costs provided for in the Financial Plan;

(k) Cash Collateral. IFC has received evidence, in form and substance satisfactory to it, that the amount standing to the credit of the Cash Collateral Account is at least equal to the Cash Collateral Account Required Balance;

(l) Accounting and Financial Management Systems. To the extent it so requests, IFC has received evidence, in form and substance satisfactory to it, that the Borrower is in compliance with Section 5.01(d) (Accounting and Financial Management);

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(m) Insurance. IFC has received (i) copies of all insurance policies required to be obtained prior to the date of such Disbursement pursuant to Section 5.04 (Insurance) and Annex C (Insurance Requirements), (ii) evidence (in form and substance satisfactory to IFC) confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid and (iii) such other evidence (in form and substance satisfactory to IFC) as it may request with respect to the Borrower’s compliance with Section 5.04 (Insurance) and Annex C (Insurance Requirements);

(n) Fees. IFC has received the fees which Section 2.07 (Fees) requires to be paid before the date of such Disbursement;

(o) Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 2.15(b)(ii) or confirmation that those fees and expenses have been paid directly to that counsel;

(p) Construction Contracts. IFC has received a copy of each Construction Contract, if any, referred to in sub-paragraph (iv) of the definition thereof;

(q) Loan Availability. The relevant Disbursement is not requested to be made on or after the date falling seventeen months after the date hereof; and

(r) Maximum Disbursements. The maximum number of Disbursements permitted pursuant to Section 2.02(d) (Disbursement Procedure) has not yet been made.

(s) tion 4.04. Borrower’s Certification. The Borrower shall deliver to IFC with respect to each request for Disbursement:

(a) certifications, in the form included in Schedule 2 (Form of Request for Disbursement), relating to the conditions specified in Section 4.03 (Conditions of All Disbursements) (other than the condition in Section 4.03(f) (Legal Opinions) and if applicable, the condition in Section 4.01(f) (Legal Opinions)) expressed to be effective as of the date of that Disbursement; and

(b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

(c) tion 4.04. B Loan Conditions. Notwithstanding any other provision of this Agreement, IFC is not obliged to make:

(a) any B Loan Disbursement, except to the extent that the Participants provide funds for that B Loan Disbursement under their Participations; and

(b) any Disbursement except pro rata from the A Loan and the B Loan.

Section 4.05. Conditions for IFC Benefit. The conditions in Section 4.01 through Section 4.04 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

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ARTICLE V

Particular Covenants

Section 5.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrower shall:

(a) Corporate Existence; Conduct of Business. Maintain its corporate existence, comply with its Charter, and implement the Project and conduct its business with due diligence and efficiency and in accordance with sound engineering financial and business practices;

(b) Use of Proceeds. Cause the financing specified in the Financial Plan to be applied exclusively to the Project;

(c) Compliance with Laws; Taxes: (i) conduct its business in compliance, in all material respects, with all applicable requirements of law; and (ii) file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it;

(d) Accounting and Financial Management. Promptly install and maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of the Borrower and the results of its operations in conformity with the Accounting Standards;

(e) Auditors. (i) Appoint and maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Borrower; and (ii) irrevocably authorize, in the form of Schedule 5 (Form of Letter to Borrower’s Auditors), its Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower’s financial statements (both audited and unaudited), accounts and operations, and provide to IFC a copy of that authorization; and (iii) no later than 30 days after any change in its Auditors, issue a similar authorization to its new Auditors and provide a copy thereof to IFC;

(f) Access. Upon IFC’s request, and with reasonable prior notice to the Borrower, permit representatives of IFC and the CAO, during normal office hours, to: (i) visit any of the sites and premises where the business of the Borrower is conducted; (ii) inspect any of the Borrower’s sites, facilities, plants and equipment; (iii) have access to the Borrower’s books of account and all records; and (iv) have access to those employees, agents, contractors and subcontractors of the Borrower who have or may have knowledge of matters with respect to which IFC seeks information; provided that (i) no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require and (ii) in the case of the CAO, such access shall be for the purpose of carrying out the CAO’s Role;

(g) Environmental Matters. Ensure that the design, construction, operation, maintenance, management and monitoring of the Project’s sites, plants, equipment, operations and facilities are undertaken in compliance with (i) the Action Plan, and (ii) the applicable requirements of the Performance Standards:

(h) Review of Annual Monitoring Report. Periodically review the form of the Annual Monitoring Report and advise IFC as to whether revision of the form is necessary or appropriate in light of changes to the Borrower’s business or operations, or in light of environmental or social risks identified by the Borrower’s E&S Management System; and revise the form as agreed with IFC;

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(i) E&S Management System. Use all reasonable efforts to ensure the continuing implementation and operation of the E&S Management System to assess and manage the social and environmental performance of the Project in a manner consistent with the Performance Standards;

(j) Authorizations. (i) obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B (Borrower/Project Authorizations), which are necessary for the implementation of the Project, the carrying out of the Borrower’s business and operations generally and the compliance by the Borrower with all its obligations under the Transaction Documents; and (ii) comply with all the conditions and restrictions contained in, or imposed on the Borrower by, those Authorizations;

(k) Security; Further Assurances. From time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the IFC Security or for reregistering the IFC Security or otherwise, and, if necessary, create and perfect additional Security, to enable the Borrower to comply with its obligations under the Transaction Documents;

(l) Projected Debt Service Coverage Ratio. Maintain, at all times on or following the Project Financial Completion Date, a Prospective Debt Service Coverage Ratio greater than 1.0:1.0;

(m) Construction Contracts. Provide a copy to IFC of each Construction Contract entered into following the date of the first Disbursement, as promptly as possible, but in any event no later than 5 days following the execution thereof, and ensure that each such Construction Contract is satisfactory to IFC; and

(o) Registration of Mortgage Agreement, Asset Pledge Agreement and Share Pledge Agreement. The Borrower shall, as promptly as possible following the execution thereof, but in any event no later than the earlier of (x) 60 days from the date of execution of such agreement and (y) the date of the second Disbursement request, deliver to IFC evidence, in form and substance satisfactory to IFC, of the registration of (i) the Mortgage Agreement with the Real Estate Public Registry of Peru (Registro de Predios); (ii) the Asset Pledge Agreement with the Contracts Public Registry (Registro Mobiliario de Contratos); and (iii) the Share Pledge Agreement under the name of the Borrower with the Corporations Public Registry (Registro de Personas Jurídicas) and in the case of each of (i) through (iii), such that the IFC Security created pursuant thereto is duly perfected as first ranking security interest in all assets and rights subject to such Security Document.

Section 5.02. Negative Covenants. Unless IFC otherwise agrees, the Borrower shall not:

(a) Distributions. Declare or pay any dividend or make any cash distribution on its Equity Interests (other than dividends or distributions payable in Equity Interests of the Borrower), or purchase, redeem or otherwise acquire any Equity Interests of the Borrower or any option over them or make a payment under any subordinated Financial Debt (including shareholder loans) or any other payment to the Sponsor or any of its Affiliates except for payments under the Management Services Agreement which have been made in accordance with the Subordination Agreement unless:

(i)	the Project Financial Completion Date has occurred;

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(ii)	such payment is made within 30 days after an Interest Payment Date;

(iii)	in case of dividends, the proposed payment or distribution is out of retained earnings; provided always that the retained earnings out of which any of the payments or distributions referred to in this paragraph (iii) may be made should in no event include any amount resulting from the revaluation of any of the Borrower’s assets;

(iv)	the Prospective Debt Service Coverage Ratio is not less than 1.25:1.0;

(v)	after giving effect to any such action:

(A)	no Event of Default or Potential Event of Default has occurred and is continuing;

(B)	the available cash of the Borrower is at least $250,000; and

(C)	the Borrower’s Financial Debt to Tangible Net Worth Ratio is not more than 1.0:1.0;

(vi)	no earlier than 60 days nor later than 30 days prior to doing so, the Borrower certifies to each of the matters referred to in Section 5.02 (a) (i)-(v) hereto to IFC in writing, in the form attached as Schedule 6 (Form of Borrower’s Certification on Distribution of Dividends);

(b) Capital Expenditures. Incur expenditures or commitments for expenditures for fixed or other non-current assets (any such expenditure or commitment, a “Capital Expenditure”), other than those required for carrying out the Project, unless such Capital Expenditures are incurred after the Project Physical Completion Date and:

(i) to the extent that such Capital Expenditures do not constitute Tenant Capex, do not exceed an aggregate amount equivalent to $35,000 in any Financial Year during the life of the Loan, on a rolling, cumulative basis; and

(ii) to the extent that such Capital Expenditures constitute Tenant Capex, do not exceed the equivalent of $15 per square meter of gross leasable area of the relevant leases to which such Tenant Capex relates.

(c) Permitted Financial Debt. Incur, assume or permit to exist any Financial Debt except the Loan.

(d) Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind (other than Financial Leases), unless (i) such agreement or arrangement is permitted under the other provisions of this Section 5.02 and (ii) the aggregate payments under all such agreements or arrangements do not exceed the equivalent of $100,000 in any Financial Year.

(e) Derivative Transactions. Enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction;

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(f) Guarantees and Other Obligations. Enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person;

(g) Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for the following (collectively, the “Permitted Liens”):

(i)	the IFC Security;

(ii)	the naming of IFC as loss payee under the Borrower’s insurance policies;

(iii)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Borrower; and

(B)	the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings.

(h) Arm’s Length Transactions. Enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including, without limitation, transactions whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(i) Purchasing or Sales Agency. Establish any sole and exclusive purchasing or sales agency;

(j) Profit Sharing Arrangements. Enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person;

(k) Management Contracts. Enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than (i) the Management Services Agreements and (ii) one or more facility management agreements which are entered into with a property management company in respect of the warehouses forming part of the Project and are consistent with Section 5.02(h)(Arm’s Length Transactions);

(l) Subsidiaries. Form or have any Subsidiary;

(m) Permitted Investments. Make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise other than short-term investment grade marketable securities acquired solely to give temporary employment to its idle funds;

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(n) Fundamental Changes. Change: (i) its Charter in any manner which would be inconsistent with the provisions of any Transaction Document; (ii) its Financial Year; (iii) the Financial Plan; or (iv) the nature or scope of the Project or change the nature of its present or contemplated business or operations;

(o) Asset Sales. Sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise;

(p) Merger, Consolidation, Etc. Undertake or permit any merger, spin-off, consolidation or reorganization;

(q) Amendments, Waivers, Etc., of Material Agreements. Terminate, amend or grant any waiver with respect to any provision of any of the Transaction Documents or the Sponsor Management Services Agreement;

(r) Prepayment of Long-Term Debt. Prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless:

(i)	that Long-term Debt is refinanced using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Long-term Debt being refinanced; or

(ii)	the Borrower gives IFC at least 30 days’ advance notice of its intention to make the proposed prepayment and, if IFC so requires, the Borrower contemporaneously prepays a proportion of the Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 2.06 (Prepayment) except that there shall be no minimum amount or advance notice period for that prepayment;

(s) Use of Proceeds. Use the proceeds of any Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(t) Amendment of Action Plan. The Borrower shall not amend the Action Plan in any material respect without the prior written consent of IFC;

(u) UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(v) Sanctionable Practices. Engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(r) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;

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(w) Additional Land. Purchase, obtain a leasehold interest in or otherwise acquire any land, other than the land owned by the Borrower as of the date hereof on which the Project will be developed; provided that the foregoing shall not restrict the purchase of land pursuant to any Land Purchase Option Agreement or the ROFR Agreement by an Affiliate of the Borrower (other than the Guarantor) if the relevant Land Purchase Option Agreement or ROFR Agreement, as applicable, is transferred to such Affiliate; or

(x) Participant Sanctions Regime. The Borrower, its Subsidiaries, and any directors or officers of it or any of its Subsidiaries may not knowingly use, lend, contribute or otherwise make available any part of the proceeds of any B Loan Disbursement: (i) for the purpose of financing any trade, business or other activities directly with a Restricted Party; or (ii) in any other manner that would cause any Participant to be in violation of an applicable Participant Sanctions Regime.

Section 5.03. Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:

(a) Quarterly Financial Statements and Reports. As soon as available but in any event within 45 days after the end of each quarter of each Financial Year, deliver to IFC:

(i)	two copies of the Borrower’s complete financial statements for such quarter prepared in accordance with the Accounting Standards, certified by the Borrower’s chief executive officer or chief financial officer;

(ii)	a report by the Borrower on its operations during that quarter, in the form of, and addressing the topics listed in, Schedule 7 (Quarterly and Annual Operations Report Information);

(iii)	a report (in the form pre-agreed by IFC), signed by the Borrower’s chief executive officer or chief financial officer, concerning compliance with the financial covenants in this Agreement (including a clear description of the methodology used in the respective calculations) and compliance by the Sponsor with its obligation to fund the Cash Collateral Account as set forth in the Cash Collateral Account Security Agreement;

(iv)	until the Project Physical Completion Date has occurred, a report, in the form attached as Schedule 8 (Form of Quarterly Project Implementation Report), on the progress in the implementation of the Project, including any factors that have or could reasonably be expected to have a Material Adverse Effect; and

(v)	a copy of each leasing contract entered into in respect of any of the Project facilities (except to the extent previously delivered to IFC pursuant to this Section 5.03(a)(vi)).

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(b) Annual Financial Statements and Reports. As soon as available but in any event within 90 days after the end of each Financial Year, deliver to IFC:

(i)	two copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account and prepared in accordance with the Accounting Standards), together with its Auditors’ audit report on them, all in form satisfactory to IFC;

(ii)	a management letter and any other communication from its Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Borrower’s financial control procedures, accounting systems and management information system;

(iii)	a report (in the form pre-agreed by IFC), signed by the Borrower’s chief executive officer or chief financial officer, concerning compliance with the financial covenants in this Agreement (including a clear description of the methodology used in the respective calculations);

(iv)	a report by the Borrower on its operations during that Financial Year, in the form of, and addressing the matters listed in, Schedule 7 (Quarterly and Annual Operations Report Information); and

(v)	a statement by the Borrower of all transactions between the Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by the Borrower’s chief executive officer or chief financial officer that those transactions were on the basis of arm’s-length arrangements;

(c) Management Letters. Deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.03(b)(ii);

(d) Annual Monitoring Report. Within 90 days after the end of each Financial Year, deliver to IFC the corresponding Annual Monitoring Report (i) confirming compliance with the Action Plan, the social and environmental covenants set forth in Sections 5.01 and 5.02 and Applicable E&S Law, or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it; and (ii) including such Project related information as IFC shall reasonably require in order to measure the ongoing development results of the Project against the indicators specified in Annex F (Performance Indicators) hereto (and which Project related information IFC may hold and use in accordance with IFC’s Access to Information Policy (dated January 1, 2012), the link of which is http://ifcnet.ifc.org/intranet/ifcpolproc.nsf/AttachmentsByTitle/700101IFCPolicy
DisclosureInformation_Effective+Jan+1+2012/$FILE/700101IFCPolicyDisclosureInformation.pdf;

(e) Notice of Accidents, Etc. Within 3 days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans;

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(f) Partner Matters. Give notice to IFC, concurrently with the Borrower’s notification to its partners, of any meeting of its partners, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two copies of: (i) all notices, reports and other communications of the Borrower to its partners, to the extent available, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and (ii) the minutes of all partners’ meetings;

(g) Changes to Project; Material Adverse Effect. Promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Borrower and of any event or condition that has or may reasonably be expected to have a Material Adverse Effect;

(h) Litigation, Etc. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower is taking or proposes to take with respect thereto;

(i) Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(j) Other Information. Promptly provide to IFC such other information as IFC from time to time requests about the Borrower, its assets, the Project or any other Credit Party, including without limitation information that IFC requests on behalf of the Participants for the Participants to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combating the financing of terrorism (AML/CFT) or any “know your customer” requirements; and

(k) Annual Budget. As soon as available but in any event no later than 60 days prior to the end of each Financial Year, deliver to IFC a copy of the Borrower’s capital and operating budget for the immediately following Financial Year.

Section 5.04. Insurance.

(a) Insurance Requirements and Borrower’s Undertakings. Unless IFC otherwise agrees, the

Borrower shall:

(i)	insure and keep insured, with financially sound and reputable insurers, its assets and business against insurable losses, including the insurances specified in Annex C (Insurance Requirements);

(ii)	promptly notify the relevant insurer of any claim under any policy written by that insurer and diligently pursue that claim;

(iii)	comply with all warranties and conditions under each insurance policy;

(iv)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(v)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy required in Annex C (Insurance Requirements) (to the extent such variation, termination, cancelation or change would result in a reduction in coverage);

provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no obligation) on its own behalf to procure that insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

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(b) Policy Provisions. Each insurance policy required in Annex C (Insurance Requirements) shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:

(i)	no policy can be terminated, canceled or suspended by the Borrower or the insurer for any reason unless IFC and, in the case of termination or if cancellation or suspension is initiated by the insurer, the Borrower receive at least 45 days’ notice (or such lesser period as IFC may agree) prior to the effective date of such termination, cancellation or suspension;

(ii)	IFC is named as additional named insured on all liability insurance required in Annex C (Insurance Requirements), other than section 3 of such Annex;

(iii)	contractors working at the project site during construction works are named as additional named insured on liability insurance required in Annex C (Insurance Requirements); and

(iv)	on every insurance policy on the Borrower’s assets which are the subject of the IFC Security and for business interruption or advance loss of profits, IFC is named as loss payee for any claim, or any series of claims arising with respect to the same event, whose aggregate amount is the equivalent of $1,000,000 or more.

(c) Application of Proceeds.

(i)	At its discretion, IFC may remit the proceeds of any insurance paid to it to the Borrower to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 2.06 (Prepayment); provided that there shall be no minimum amount or notice period for any such prepayment.

(ii)	The Borrower shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.

(d) Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall provide to IFC the following:

(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of $500,000 under any one or more insurance policies;

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(ii)	within 30 days of renewal of an insurance policy required in Annex C (Insurance Requirements) (other than those in section 3 of such Annex), a copy of that policy; and

(iii)	any other insurance-related information or documents as IFC requests from time to time.

ARTICLE VI

Events of Default

Section 6.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loan or such part of the Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it, the prepayment premium specified in Section 2.06 on the amount of the Loan whose payment is accelerated and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02. Events of Default. It shall be an Event of Default if:

(a) Failure to Pay Principal or Interest. The Borrower fails to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of 5 days;

(b) Failure to Pay Other IFC Loans. The Borrower or the Guarantor fails to pay when due any part of the principal of, or interest on, any loan from IFC to the Borrower or the Guarantor other than the Loan and any such failure continues for the relevant grace period allowed for in the agreement providing for that loan;

(c) Failure to Comply with Obligations. The Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document (excluding Section 5.02(x) (Participant Sanctions Regime)) or any other agreement between the Borrower and IFC (other than for the payment of the principal of, or interest on, the Loan or any other loan from IFC to the Borrower), and any such failure continues for a period of 30 days after the date on which IFC notifies the Borrower of that failure;

(d) Failure by Other Parties to Comply with Obligations. Any party to a Transaction Document (other than IFC or the Borrower) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of 30 days after the date on which IFC notifies the Borrower of that failure;

(e) Misrepresentation. Any representation or warranty made by any Credit Party in Article III or in any other Financing Document (other than in Section 3.01(t) (Participant Sanctions Regime)) or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

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(f) Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of any Credit Party or of its share capital, or assumes custody or control of that property or other assets or of the business or operations of such Credit Party or of its share capital, or takes any action for the dissolution or disestablishment of such Credit Party or any action that would prevent such Credit Party or its officers from carrying on all or a substantial part of its business or operations;

(g) Involuntary Proceedings. A decree or order by a court is entered against any Credit Party:

(i)	adjudging such Credit Party bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, such Credit Party under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Credit Party or of any substantial part of its property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs; or any petition is filed seeking any of the above and is not dismissed within 60 days;

(h) Voluntary Proceedings. Any Credit Party:

(i)	requests a moratorium or suspension of payment of Liabilities from any court;

(j)	) institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(k)	i) consents to the institution of bankruptcy or insolvency proceedings against it;

(l)	) files a petition or answer or consent seeking a concordat or other form of composition with its creditors or reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property;

(v)	makes a general assignment for the benefit of creditors; or

(w)	) admits in writing its inability to pay its Liabilities generally as they become due or otherwise becomes insolvent;

(i) Judgments; Attachment. (i) a final, non-appealable judgment, arbitral award or order is issued against the Borrower in an amount in excess of the equivalent of $750,000 or (ii) an attachment or analogous process is levied or enforced upon or issued against any of the assets of any Credit Party for an amount in excess of the equivalent of $750,000 and is not discharged within 30 days;

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(j) Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(g), Section 6.02(h) and Section 6.02(i);

(k) Cross-Default. Any Credit Party fails to make any payment in respect of any of its Liabilities (other than the Loan or any other loan from IFC to the Borrower or the Guarantor) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability, and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand;

(l) Failure to Maintain Authorizations. Any Authorization necessary for any Credit Party to perform and observe its obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within 30 days of notice by IFC to the Borrower requiring that restoration or reinstatement;

(m) Revocation, Etc., of Security Documents. Any Security Document or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

(ii)	becomes unlawful or is declared void; or (iii) is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of 30 days during which period such repudiation or challenge has no effect;

(n) Revocation, Etc., of Financing Documents. Any Financing Document (other than a Security Document) or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within 30 days of IFC’s notice to the Borrower; or

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within 30 days of IFC’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective; and

(o) Non-Performance of Project Documents. Any of Project Document:

(i)	is breached by any party to it and such breach has or could reasonably be expected to have a Material Adverse Effect; or

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(ii)	is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it.

(p) Material Adverse Effect. Any event or circumstance occurs which in the opinion of the

IFC is reasonably likely to have a Material Adverse Effect.

(r) Change of Control/Equity Transfer Any of the following occurs:

(i)	a Change of Control;

(ii)	a Non-Permitted Equity Transfer.

Section 6.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII

Miscellaneous

Section 7.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of IFC or any of the Participants into the affairs of the Borrower, by the execution or the performance of this Agreement, the Participation Agreement or by any other act or thing which may be done by or on behalf of IFC or any of the Participants in connection with this Agreement or the Participation Agreement and which might prejudice such rights or remedies.

(b) No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

(c) Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 7.01(b), the right of IFC to require compliance with any condition under this Agreement that may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

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Section 7.02. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(h) and (i) (Reporting Requirements) and Section 7.05 (Applicable Law and Jurisdiction), any such communication may be delivered by hand, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

LatAm Logistic PER PropCo Lurin I S.R.L.

Av. Juan de Arona 0151, Suite 701B, Floor 7

San Isidro, Lima, Peru

Attention:	Alvaro Chinchayan, Country Manager

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:	202-974-4321

Attention:	Director

Manufacturing, Agribusiness and Services Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile: 202-522-3064

With an electronic copy (in the case of all reports and notices to be given under Section 5.03

(Reporting Requirements)) sent to the attention of the Manager, B Loan

Management Unit, at:

syndicatedloanreports@ifc.org.

Section 7.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

(b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.

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Section 7.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05. Applicable Law and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b) For the exclusive benefit of IFC, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(d) The Borrower hereby irrevocably designates, appoints and empowers Corporation Service Company, with offices currently located at 1180 Avenue of the Americas, Suite 210, New York, New York 10036, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.

(e) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep IFC advised of the identity and location of such agent.

(f) The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(g) Service in the manner provided in Sections 7.05 (d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(h) The Borrower irrevocably waives to the fullest extent permitted by Applicable Law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this section;

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(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the state of New York to any court of the United States Of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.

(i) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j) The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. THE BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BROUGHT AGAINST IFC IN ANY FORUM IN WHICH IFC IS NOT ENTITLED TO IMMUNITY FROM A TRIAL BY JURY.

(k) To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrower to: (i) its outside counsel, auditors and rating agencies, (ii) any Person who intends to purchase a participation in a portion of the Loan or any Participant, and (iii) any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b) The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 7.06(a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

Section 7.07. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior consent of IFC.

Section 7.08. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.09. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

LATAM LOGISTIC PER PROPCO LURIN I S.R.L.

By :	/s/ Michael Fangman
Name:	Michael Fangman
Title :	Chief Executive officer

LatAm Logistic

Loan Agreement

Signature Page

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Leopoldo Spasato
Name:	Leopoldo Spasato
Title:	Manager

LatAm Logistic

Loan Agreement

Signature Page

A-1

ANNEX A

PROJECT COST AND FINANCIAL PLAN

Project Cost			Financial Plan
	US$ thousand	% of total		US$ thousand	% of total
Land	15,864	30%	A Loan	14,000	26%
Land development costs	6,004	11%	B Loan	14,000	26%
Land development contingency	300	1%
Hard Costs (ex-land development)	22,779	43%	Equity Contribution	24,145	45%
Hard Costs Contingency	858	2%	Equity Interests	1,406	3%
Soft Costs	1,572	3%
Soft Costs Contingency	48	0%
Initial Leasing + Tenant Improvement	1,677	3%
I/Co Acquisition & Development Fees	1,406	3%
Interest during Construction	1,301	2%
Other financing costs	791	1%
WC (VAT receivables)	951	2%
Total	53,551	100%	Total	53,551	100%

B-1

ANNEX B

BORROWER/PROJECT AUTHORIZATIONS

(See Sections 3.01(d) and 4.01(e) of the Loan Agreement)

Section (1)	Authorizations Already Obtained

(a)	Resolution of the corresponding corporate body of the Borrower approving receiving the Loan, entering into the Transaction Documents to which it is a party and, specifically, the Mortgage Agreement, Asset Pledge Agreement and Share Pledge Agreement, and perform all the activities and comply with all of the obligations assumed by it under the Transaction Documents; and

(b)	License issued by the Municipality of Lurin and any other applicable resolutions issued by the corresponding Authority by means of which the project of urban development or habilitation of the Property (Proyecto de Habilitación Urbana) has been approved.

Section (2)	Authorizations to be Obtained Prior to First Disbursement

(a)	Resolution of the corresponding corporate body of the Guarantor approving entering into the Transaction Documents to which it is a party, and perform all the activities and comply with all of the obligations assumed by it under the Transaction Documents; and

(b)	Resolution of the corresponding corporate body of the Sponsor approving entering into the Transaction Documents to which it is a party and, specifically, the Share Pledge Agreement, and perform all the activities and comply with all of the obligations assumed under the Transaction Documents.

Section (3)	Authorizations to be Obtained Following First Disbursement

(a)	The resolution(s) of reception of the works of the urban development (Recepción de Obras de Habilitación Urbana) to be developed over the Property, to be issued by the Municipality of Lurin;

(b)	Building License (Licencia de Edificación) for Building 100, to be issued by the Municipality of Lurin;

(c)	Building License (Licencia de Edificación) for Building 200, to be issued by the Municipality of Lurin;

(d)	Building License (Licencia de Edificación) for Building 300, to be issued by the Municipality of Lurin;

B-2

ANNEX B

(e)	Resolution(s) of Conformity of the Works (Conformidad de Obra) and Construction Certificate (Declaratoria de Fábrica) corresponding to Building 100, to be issued by the Municipality of Lurin;

(f)	Resolution(s) of Conformity of the Works (Conformidad de Obra) and Construction Certificate (Declaratoria de Fábrica) corresponding to Building 200, to be issued by the Municipality of Lurin;

(g)	Resolution(s) of Conformity of the Works (Conformidad de Obra) and Construction Certificate (Declaratoria de Fábrica) corresponding to Building 300, to be issued by the Municipality of Lurin;

(h)	Registration of the Construction Certificate (Declaratoria de Fábrica) corresponding to Building 100 in File No. 13694718 of the Real Estate Public Registry (Registro de Predios) of the Registration Office of Lima;

(i)	Registration of the Construction Certificate (Declaratoria de Fábrica) corresponding to Building 200 in File No. 13694718 of the Real Estate Public Registry (Registro de Predios) of the Registration Office of Lima;

(j)	Registration of the Construction Certificate (Declaratoria de Fábrica) corresponding to Building 300 in File No. 13694718 of the Real Estate Public Registry (Registro de Predios) of the Registration Office of Lima;

(k)	Certificate(s) of Technical Inspection of Security in Buildings (Certificado(s) de Inspección Técnica de Seguridad en Edificaciones) corresponding to: (i) the Property or sections of the Property to be operated directly by the Borrower (and, for the avoidance of doubt, not to sections of the Property to be operated directly by lessors); and (ii) the common areas (áreas de propiedad común) that could exist within the Property; to be issued by the Municipality of Lurin or the Municipality of Lima, as applicable; and

(l)	Operating License(s) (Licencia de Funcionamiento) for the development of the Project over the Property or sections of the Property to be operated directly by the Borrower (and, for the avoidance of doubt, not to sections of the Property to be operated directly by lessors), to be issued by the Municipality of Lurin.

C-1

ANNEX C

INSURANCE REQUIREMENTS

IFC to be named as (i) loss payee on policies insuring assets forming part of the IFC Security and on business interruption policies and (ii) an additional named insured on liability policies (other than those in section 3 of this Annex).

1.	CONSTRUCTION WORKS

a)	Construction all risks, owner-controlled[1], for each building under construction, based on full contract value and including:

(i)	strike, riot & civil commotion;
(ii)	debris removal;
(iii)	extra expenses;
(iv)	extended maintenance period;
(v)	third party liability; and
(vi)	designer’s risks.

b)	Marine cargo (including war) on transportation of key plant/equipment, unless shipments are on CIF[2] project site (or comparable) basis.

c)	Advance loss of profits covering debt service (including principal and interest), fixed costs and increased cost of working during indemnity period of twelve (12) months from the anticipated scheduled commercial operations start date.

2.	ONGOING AND FUTURE OPERATIONS

a)	Fire and named perils (including natural perils, and strike, riot & civil commotion) or property all risks, based on new replacement cost of assets.

b)	Business interruption following 2a) covering loss of net income (rental payments) with indemnity period of twelve (12) months minimum and including:

(i)	denial of access;
(ii)	suppliers’ and customers’ extension;
(iii)	utilities;
(iv)	professional fees; and
(v)	interim payments.

[1]	Owner-controlled indicates insurance purchased by owner rather than contractor
[2]	CIF: Cost, Insurance and Freight

C-2

ANNEX C

c)	General liability with a minimum limit of USD 20,000,000 per occurrence or as agreed with IFC, including coverage for:

(i)	liability for loss of or damage to tenant’s property, including goods in storage and auto vehicles;
(ii)	liability during minor construction works;
(iii)	coverage for subcontractors; and
(iv)	parking liability.

3.	AT ALL TIMES

a)	All insurances required by applicable laws and regulations;

b)	Title insurance (to be confirmed and/or waived prior to disbursement based on legal opinion from local counsel);

c)	The Borrower shall cause the contractors to comply with all insurance requirements in the EPC contracts, including, inter alia, maintenance of Professional Liability insurance, construction bond (if applicable), as well as any other insurances as is customary, desirable or necessary to comply with local or other requirements, such as Workers’ Compensation and Employers’ Liability insurance in relation to all workmen employed in the construction of the Project, construction plant, machinery and equipment insurance, motor vehicle liability insurance for all vehicles owned, hired, leased, used or borrowed for use in connection with the Project.

d)	The Borrower shall cause the tenants to arrange:

(i)	construction insurance (covering material loss of or damage to contract works and third party liability, including damage to the Borrower’s and other tenants’ property) during performance of construction / fit-out works in the rented premises;
(ii)	property damage insurance for their assets and inventory;
(iii)	third party liability insurance covering, inter alia, damage to the Borrower’s and other tenants’ property; and
(iv)	all insurances required by applicable laws and regulations

e)	Promptly following the receipt of a notice from IFC from time to time, the Borrower shall cover any material change in the identified risk exposure of the Borrower related to the Project, its business or assets:

(i)	obtain such additional insurance coverage of risks or liabilities that are not specified in this Annex C as would from time to time be obtained by a prudent company on terms and conditions acceptable to IFC; and/or
(ii)	make such modifications to the terms, conditions, amounts or deductibles of any insurance policy required this Annex C as IFC may determine; and/or
(iii)	make such modifications to the amounts and deductibles of any required insurance policy to take account of inflationary and other relevant factors;

provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon, or at any time while the same is continuing, be entitled (but have no obligation) on its own behalf to procure that insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

D-1

ANNEX D

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.	Corrupt Practices

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

Interpretation

A.	Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.	It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.	In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally- accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.	Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

D-2

ANNEX D

E.	The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.	Fraudulent Practices

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

Interpretation

A.	An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B.	Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.	Coercive Practices

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

Interpretation

A.	Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.	Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

D-3

ANNEX D

4.	Collusive Practices

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

Interpretation

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.	Obstructive Practices

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice .

Interpretation

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

General Interpretation

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

E-1

ANNEX E

PROJECT SCHEDULE

Building	Completion Date
Building 100	February 28, 2018
Building 200	April 30, 2018
Building 300	July 31, 2018

F-1

ANNEX F

PERFORMANCE INDICATORS

Brief outcome description	Indicator	Baseline 2017	Target: 2021
Returns to society	Transfers to government (taxes paid; US$ million)	0	0.6
Increased employment opportunities	Construction employment (#)	0	240
	Operations direct and indirect employment (#)	0	500
Infrastructure development	Warehousing space built (square meters of gross leasable area)	0	65,578
Resource Efficiency	Obtaining Green Building certification	No	Yes
Linkages with local small and medium enterprises	Purchases from domestic suppliers (US$ million)	0	0.7
Demonstration Effect	Establishment of new class standard	N/A	Yes

G-1

ANNEX G

ACTION PLAN

No.	Item	Deliverable	Due Date
PS1 - Assessment and Management of Environmental and Social Risks and Impacts

1	Management Programs: The Borrower to include contractual obligations for its main construction contractors to develop, coordinate and implement the measures specified on the EMP and those needed to comply with the Performance Standards, including but not limited to: i) emergency response, ii) waste management, iii) monitoring and review of environmental and OHS performance, and iv) monitoring of working conditions ensuring freedom of association, no child or forced labor, management of grievances, proper OHS measures and training.	Contract templates acceptable to IFC	July 1st, 2017 (COD)

2	Emergency Response: The Borrower will develop an emergency response plan for construction activities that will consider the relevant potential emergencies for both operational and natural hazards in the area (earthquake, flash floods, etc.).	Emergency Response Plan acceptable to IFC	August 1st, 2017

3	Monitoring and Review: Define relevant environmental and OHS key performance indicators and corresponding monitoring strategy during construction.	Monitoring plan acceptable to IFC	June 15th, 2017

PS 2 - Labor and Working Conditions
4	The Borrower to develop an internal grievance mechanism in place for all employees working on the project site.	Copy of Grievance Mechanism acceptable to IFC	June 15th, 2017

PS 3 – Resource Efficiency and Pollution Prevention
5	The Borrower shall obtain the relevant permit for reuse of treated effluent for irrigation purposes.	Submit discharge permit to IFC	December 1st, 2017

PS 4 – Community Health, Safety and Security
6	The Borrower will ensure that security contractors are adequately trained in the use of force and appropriate conduct toward workers and nearby residents, have not been implicated records of past abuses and follow the local requirements for security contractors.	Supporting policies and documentation from Security Contractors acceptable to IFC	August 1st, 2017

Stakeholder Engagement
7	The Borrower to develop a grievance mechanism to capture and respond to any concern that the neighboring communities may have during construction activities.	Copy of procedure acceptable to IFC	June 15th, 2017

H-1

ANNEX H

PARTICIPANT SANCTIONS REGIMES

(See Section 3.01(t) and Section 5.02(x) of the Loan Agreement)

For purposes of Section 3.01(t) and Section 5.02(x) of the Loan Agreement:

“Participant Sanctions Regime” shall mean the trade, economic and financial sanctions laws, regulations or embargoes administered, enacted or enforced by:

(a)	the United Nations Security Council under Chapter VII of the United Nations Charter;

(b)	the United States;[3]

(c)	the European Union;

(d)	the United Kingdom; and

(e)	the respective governmental institutions and agencies of any of the foregoing, including without limitation the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury (together, the “Sanctions Authorities”); and

“Restricted Party” shall mean a Person that is:

(a)	listed on, or directly or indirectly owned (50% or more) or controlled by a Person listed on, or acting on behalf or at the direction of a Person listed on, any sanctions list issued pursuant to any Participant Sanctions Regime;

(b)	located in, incorporated under the laws of, or directly or indirectly majority owned or controlled by a Person located in or organized under the laws of a country or territory that is the target of any comprehensive, country-wide or territory-wide Participant Sanctions Regime; or otherwise a target of economic sanctions (“target of economic sanctions” signifying a Person with whom a national of the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

[3]	Note that in relations to US sanctions, IFC will only agree to include federal level sanctions.

S1-1

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 4.01(j) of the Loan Agreement)

[Credit Party’s Letterhead]

[Date]

International Finance Corporation (“IFC”)

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:	Director

Manufacturing, Agribusiness and Services Department

Re: Peru/IFC Investment Number 40154

Ladies and Gentlemen:

Certificate of Incumbency and Authority

We refer to the Loan Agreement between IFC and LatAm Logistic PER PropCo Lurin I S.R.L. dated as of May 31, 2017 (the “Loan Agreement”), [and the [insert relevant Financing Document, to the extent the Credit Party delivering this certificate is not the Borrower]]. Capitalized terms used but not defined herein have the meaning given to such term in the Loan Agreement. I, the undersigned [Chairman/Director] of [insert name of Credit Party] (the “Credit Party”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be, authorized:

(a) [to sign on behalf of the Credit Party the requests for the disbursement of funds provided for in Section 2.02 of the Loan Agreement;

(b) to sign the certifications provided for in Section 4.03 and Section 4.04 of the Loan Agreement; and]4

4	Designations may be changed by the Credit Party at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of such Credit Party where applicable.
Each to be numbered in series.

S1-2

(c) to take any [other] action required or permitted to be taken, done, signed or executed under each Financing Document to which the Credit Party is or may be a party.

Name*	Office	Specimen Signature

You may assume that any such person continues to be so authorized until you receive written notice from an Authorized Representative of the Credit Party that they, or any of them, is no longer so authorized.

Yours truly,

[NAME OF CREDIT PARTY]

By	[Chairman/Director]

S2-1

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT

(See Section 2.02 and Section 4.03 of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

International Finance Corporation (“IFC”)

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:	Director
Manufacturing, Agribusiness and Services Department

Re: Peru/IFC Investment Number 40154

Ladies and Gentlemen:

Investment No. 40154

*

Request for Loan Disbursement No. [   ]

1. Please refer to the Loan Agreement between IFC and LatAm Logistic PER PropCo Lurin I S.R.L. dated as of May 31, 2017 (the “Loan Agreement”).

Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. The Borrower irrevocably requests the disbursement on __________________ , ____ (or as soon as practicable thereafter) of the amount of ____________________ (_____________ ) under the Loan (the “Disbursement”) in accordance with the provisions of Section 2.02 of the Loan Agreement. You are requested to pay such amount to the account in [New York] of [Name of Borrower] [Name of correspondent Bank], Account No. at [Name and Address of Bank] [for further credit to the Borrower’s Account No. __________ at [Name and address of Bank] in [Lima, Peru].

3. For the purpose of Section 4.03 and Section 4.04 of the Loan Agreement, the Borrower certifies as follows:

(a) no Event of Default and no Potential Event of Default has occurred and is continuing;

(b) the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Project, or will be needed for such purpose within 3 months of such date;

(c) since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

S2-2

(d) since the date of the Loan Agreement, the Borrower has not incurred any material loss or liability (except such liabilities as may be incurred by the Borrower in accordance with Section 5.02 of the Loan Agreement);

(e) the representations and warranties made in Article III of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date (but in the case of Section 3.01(c), without the words in parenthesis);

(f) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g) after giving effect to the Disbursement, the Borrower will not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly, limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow.

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify IFC.

Yours truly,

LatAm Logistic PER PropCo Lurin I S.R.L.

By
Authorized Representative

Copy to: Director, Department of Financial Operations International Finance Corporation

S3-1

SCHEDULE 3

FORM OF DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Department of Financial Operations

Ladies and Gentlemen:

Investment No. 40154
Disbursement Receipt No. [   ]*

We, LatAm Logistic PER PropCo Lurin I S.R.L., hereby acknowledge receipt on the date hereof, of the sum of (___) disbursed to us by International Finance Corporation (“IFC”) under the Loan of _____________ (___) provided for in the Loan Agreement dated May 31, 2017, between our company and International Finance Corporation. Of this sum, ________________ is an A Loan Disbursement and _______ is a B Loan Disbursement.

Yours truly,

LatAm Logistic PER PropCo Lurin I S.R.L.

By
Authorized Representative

To correspond with number of the Disbursement request. See Schedule 2.

S4-1

SCHEDULE 4

FORM OF PROCESS AGENT LETTER
[Letterhead of Agent for Service of Process]

(See Section 4.01 (k) of the Loan Agreement)

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention:	Director
Manufacturing, Agribusiness and Services Department

Re: Peru/IFC Investment Number 40154

Dear Sirs:

We refer to the Loan Agreement between IFC and LatAm Logistic PER PropCo Lurin I S.R.L. dated as of May 31, 2017 (the “Loan Agreement”), [and the [insert other relevant Financing Documents, to the extent the Credit Party delivering the process agent letter is not the Borrower]]. This letter is provided to at the request of [insert name of Credit Party] (the “Credit Party”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

Pursuant to [each of] Section ___(_) of the [insert relevant Financing Documents], the Credit Party has irrevocably designated and appointed the undersigned, Corporation Service Company with offices currently located at 1180 Avenue of the Americas, Suite 210, New York, New York 10036, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to or out of [insert relevant Financing Documents] in the courts of the United States of America for the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in [each of] Section [•] of [insert relevant Financing Documents] [and Section __(_) of the ____________ ], [in each case] from 1 until 2 and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in [New York], (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of [each of] Section [●] of [insert relevant Financing Documents], and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under [any of] Section [●] of [insert relevant Financing Documents].

Very truly yours,

CORPORATION SERVICE COMPANY

By
Title:

cc: [Borrower]

S5-1

SCHEDULE 5

FORM OF LETTER TO BORROWER’S AUDITORS

(See Section 4.01(i) and Section 5.01(e) of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

[NAME OF AUDITORS] [ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), in relation to IFC Investment Number 40154, all such information as IFC may reasonably request with regard to the financial statements (both audited and unaudited), accounts and operations of the undersigned company. We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned company and IFC dated May 31, 2017 (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of the undersigned company to IFC to enable us to satisfy our obligation to IFC under Section 5.03(b)(i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

Please note that under Section 5.03(b)(ii) and Section 5.03(c) of the Loan Agreement, we are obliged to provide IFC with a copy of the annual and any other management letter or other communication from you to the undersigned company or its management commenting on, among other things, the adequacy of the undersigned company’s financial control procedures and accounting and management information system.

Please also submit each such communication and report to IFC with the audited accounts.

For our records, please ensure that you send to us a copy of every letter that you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

LatAm Logistic PER PropCo Lurin I S.R.L.

By
Authorized Representative

Enclosure

cc:	Director
Manufacturing, Agribusiness and Services Department
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

S6-1

SCHEDULE 6

FORM OF BORROWER’S CERTIFICATION

ON DISTRIBUTION OF DIVIDENDS

(See Section 5.02 (a) of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation	[Date]

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention:	Director
Manufacturing, Agribusiness and Services Department

Re: Peru/IFC Investment Number 40154

Dear Sirs:

1. Please refer to the Loan Agreement (the “Loan Agreement”) dated May 31, 2017 between [Name of Borrower] (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. This is to inform you that the Borrower plans a distribution of dividends to its shareholders in the aggregate amount of __________________ (_______ ), such distribution to commence on or about [_________ , ___]7. Pursuant to Section 5.02 (a) of the Loan Agreement, the Borrower hereby certifies that, as at the date hereof:

(a)	the Project Financial Completion Date has occurred;

(ii)	such payment is made within 30 days after an Interest Payment Date;

(iii)	the proposed payment or distribution is out of retained earnings; provided always that the retained earnings out of which any of the payments or distributions referred to in this paragraph (iii) may be made should in no event include any amount resulting from the revaluation of any of the Borrower’s assets;

(iv)	the Prospective Debt Service Coverage Ratio is not less than 1.25:1.0;

(v)	after giving effect to such distribution:

(A)	no Event of Default or Potential Event of Default has occurred and is continuing;

(B)	the available cash of the Borrower is at least $250,000; and

(C)	the Borrower’s Financial Debt to Tangible Net Worth Ratio is not more than 1.0:1.0.

3. The Borrower undertakes not to give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters in section 2 of this certification.

Yours truly,

LatAm Logistic PER PropCo Lurin I S.R.L.

By
Authorized Representative

7 Certificate must be delivered no earlier than 60 days nor later than 30 days prior to the distribution date.

S7-1

SCHEDULE 7

QUARTERLY AND ANNUAL OPERATIONS REPORT INFORMATION

(See Sections 5.03 (a)(ii) and (b)(iv) of the Loan Agreement)

A. Quarterly Operating Data

Quarter Ended ________ , 20___

Notes:

1. The purpose of this report is to provide regular updates on the Borrower’s operating cost structure and operating performance.

2. The requested operating data should be agreed with the industry specialist to reflect the key industry-specific indicators and should be based on the company’s existing operating reports. If the company’s existing operating reports provide the necessary information, those reports may be submitted as the Quarterly Operations Review.

B. Supplemental Annual Operating Information

(1) Macroeconomic Conditions. Brief description of any material changes that affect the Borrower directly. For example, changes in corporate taxation, import duties, foreign exchange availability, price controls, other areas of regulation.

(2) Markets. Brief description of changes in the Borrower’s market conditions, with emphasis on changes in (i) total existing warehousing supply and the subtotals by competitor, asset class and location; (ii) vacancies by warehousing park, location and competitor; (iii) rates by warehousing park, location and competitor; and (iv) upcoming supply by competitor, location and asset class.

(3) Sponsor and Shareholdings. Information on significant changes in the ownership of the Sponsor, including reasons for changes and the new shareholding structure.

(4) Management and Technology. Summary of significant changes in the Sponsor’s and the Borrower’s (i) senior management or organizational structure, and (ii) technology, including technical assistance arrangements.

(5) Corporate Strategy. Description of any changes to the Sponsor’s and Borrower’s corporate or operational strategy, including changes in products, location, or business segment.

(6) Operating Performance. Discussion of major factors affecting the year’s results, including key operating indicators (e.g.: average rate, average vacancy, rental income, net operating income, operational cash generation, capital expenditures, and margins).

S8-1

SCHEDULE 8

FORM OF QUARTERLY PROJECT IMPLEMENTATION REPORT

(To be provided throughout the project implementation period)

(See Section 5.03(a)(iv) of the Loan Agreement)

A. Project Cost Data (US$ thousands)

Quarter Ended ________, 20___

ESTIMATED COSTS

Project Items	As Per Loan Agreement	As Revised Up To End of Previous Quarter	Costs Incurred and Recorded on Books	Funds Committed But Not Yet Incurred	Balance of Funds Not Committed or Incurred
	(1)	(2)	(3)	(4)	(5) = (2) -
					(3) - (4)
Land	15,864
Land development costs	5,504
Land development contingency	800
Hard Costs (ex-land development)	22,779
Hard Costs contingency	858
Soft Costs	1,572
Soft Costs Contingency	49
Initial Leasing and Tenant	1,677
Improvement	1,406

Inter-company Acquisition and Development Fees
Interest during Construction	1,301
Other Financing Costs	791
Working Capital (VAT receivables)	951
[…]
Total Project Cost	53,551
Other Project Items:
[…]
Total Other Project Items
TOTAL PROJECT COST	53,551

Project ［Physical］ Completion Date:       _______          _______

Note: All costs should be clearly identified by project items. Wherever applicable, further breakdowns should be also provided.

Column 1 of Project Cost as per Annex A in Loan Agreement.

S8-2

B. Sources of Project Financing

Quarter Ended ________, 20___

			Financial Plan Original	Latest	Draw-down as of End of This Quarter	Undisbursed
			(1)	(2)	(3)	(4) = (2) - (3)
Share Capital:
Equity in Cash			24,145
Equity Non-Cash			1,406
［…］

Total Share Capital

Long-Term Debt:	Maturity	Interest Rate
IFC A Loan	___%	___	14,000
IFC B Loan	___%	___	14,000
［…］	___%	___

Total Long-Term Debt

Other Financing:
Total Other Financing
TOTAL FINANCING			53,551

Note: Column 1 Financial Plan as per Annex A in Loan Agreement.

C.  Material Adverse Effects

Please comment onany factors that could have a material adverse effect on: - the carrying out of the Project or the implementation of the Financial Plan; - the Company’s business, operations or financial condition.

S9-1

SCHEDULE 9

FORM OF ANNUAL MONITORING REPORT

                               Group

ENVIRONMENTAL AND SOCIAL PERFORMANCE

ANNUAL MONITORING REPORT (AMR)

Latam Logistics

LATAM LOGISTIC PER PROPCO LURIN I S.R.L.

Peru

#40154

Reporting Period: (month/year) through (month/year)

amr completion date: (day/month/year)

Environment, Social and Governance Department

2121 Pennsylvania Avenue, NW

Washington, DC 20433 USA

www.ifc.org/enviro

S9-2

AMR SECTION I

INTRODUCTION

IFC’s Loan Agreement with LATAM LOGISTIC PER PROPCO LURIN I S.R.L. (the “Borrower”) requires the Borrower to prepare a comprehensive Annual Monitoring Report (AMR) on the environmental and social (E&S) performance of its facilities and operations. This document comprises IFC’s preferred format for E&S performance reporting. The following template may be supplemented with annexes as appropriate to ensure all relevant information on project performance is reported.

Contents:

●	Project Information
●	Client’s Representation Statement by Sponsor authorized representative
●	Summary of Key E&S Aspects during the Reporting Period
●	New Development/ Corporate Financing
●	Action Plan Status and Update
●	Deviations/non-compliances
●	Developmental Outcome (DOTs) Indicators
●	Corporate Governance Action Plans
●	Client’s Feedback

S9-3

AMR SECTION II

Client’s Representation Statement by Sponsor authorized representative

I (name) in my role of (position) and representing ClientCompany’s certify that

a)	The Project is in compliance with all applicable E & S requirements as Loan Agreement with IFC, and all actions required to be undertaken pursuant to the Action Plan and any subsequent supplemental action plans. (when applies: with the exception made for those that have been disclosed in Section seven (VI) in this report ……….(Section VI is to include any such deviation/non compliance that the client must inform IFC of)

b)	Beyond what is reported in this AMR for the current reporting period, in relation to the Project, to the best of my knowledge , after due inquiry, there no:

●	Circumstances or occurrences that have given or would give rise to violations of E &S and labor Laws or E &S and labor Claims;
●	Social unrest, local population disruption or negative NGO attention due to the project
●	Material social or environmental risks or issues in relation to the Project other than those identified by the E&S Assessment and the Environmental and Social Review Summary.
●	Existing or threatened complaint, order, directive, claim, citation or notice from any Authority.
●	Any written communication from any Person , in either case, concerning the Project’s failure to comply with any matter covered by the Performance Standards;
●	Ongoing or, threatened, strikes, slowdowns or work stoppages by employees of the Borrower or any contractor or subcontractor with respect to the Project;

c)	All information contained in this AMR is true, complete and accurate in all respects at the time of submission and no such document or material omitted any information the omission of which would have made such document or material misleading.

d)	There have not been any new company activities (eg. expansions, construction works, etc) that could generate adverse environmental effects? And there have been no new ESIA studies, audits, or E&S action plans conducted by or on behalf of (the ClientCompany), with respect to any Environmental or Social standards/regulation/ applicable to the Project that IFC has not been notified of

Signature	Date

S9-4

AMR SECTION III

Summary of Key E&S Aspects during the Reporting Period

This section aims to identify the key E&S progress/activities/incidents during the Reporting period (include Summary of Key Findings for the Reporting Period e.g. non-compliances, significant incidents8, social unrest, significant improvements/initiatives regarding E&S performance. Etc).

Project Status

Select the current status of the project and provide a brief description of the developments in relation to the project over the reporting period. For example, has construction been started or completed, has new equipment been installed, has production capacity increased, or is the investment in new projects considered?

☐ Design	☐ Construction	☐ Expansion	☐ Operation	☐ Closure	☐ Other (specify)

New investment under development? (Corporate and Investment Funds) ☐ Yes ☐ No

Please provide details in section IV of this AMR report.

PS1: Assessment and Management of Environmental and Social Risks and Impacts

Please provide details on the status of any voluntary management systems certification schemes at your facility, provide details below?

Describe any changes in the organizational structure to manage environment, health and safety, labor and social aspects during the reporting period. Describe number of personnel in charge of E&S issues.

Describe the level of environmental, social and health and safety training provided to staff. Provide annex with list of topics, hours of training and number of participants.

During the reporting period, are you aware of any events that may have caused damage; brought about injuries or fatalities or other health problems; attracted the attention of outside parties; affected project labor or adjacent populations; affected cultural property; or created liabilities for your company?

☐Yes ☐ No

Provide details

Describe any ongoing public consultation and disclosure, liaison with non-governmental organizations (NGOs), civil society, local communities or public relations efforts on environmental and social aspects.

Briefly describe new initiatives implemented during the reporting period or additional managerial efforts on E&S aspects (e.g. Energy/water savings, sustainability report, waste minimization, etc)

8 Examples of significant incidents follow. Chemical and/or hydrocarbon materials spills; fire, explosion or unplanned releases, including during transportation; ecological damage/destruction; local population impact, complaint or protest; failure of emissions or effluent treatment; legal/administrative notice of violation; penalties, fines, or increase in pollution charges; negative media attention; chance cultural finds; labor unrest or disputes; local community concerns.

S9-5

Briefly describe the number and type of comments and/or grievances received by the Company in relation to E& Issues? How many have been resolved and how many are pending? (Please attach a table with grievance redress registry)

Corporate/Investment Funds: Have ESIAs (Corporate) and or E&S Due Diligence (Fund investments) conducted during the reporting period? (Please provide copies)

PS2. Labor and Working Conditions

Have you changed your Human Resources (HR) policies, procedures or working conditions during the reporting period? ☐ Yes ☐ No Provide details

Provide the following information regarding your workforce:

Site	# of direct employees	# female direct employees	# employees terminated	# employees hired	# Contractor employees[9]
Lurin

Occupational Health and Safety

Describe the main changes implemented in terms of Occupational Health and Safety (OHS) during the reporting period, e.g. identification of hazards, substitution of chemicals, new controls, etc.

Company or Total Description of Cause of accident Corrective measures to prevent Occupational Health and Safety Indicators
Report Total numbers for each parameter	This reporting period		Reporting period- Previous year
	Direct	Contractor	Direct	Contractor
	employees	employees	employees	employees
Total number of Workers
Total man-hours worked - Annual
Total number of lost time
occupational injuries
Total number of lost workdays due
to injuries
Number of fatalities

Provide details for the non-fatal injuries during this reporting period

S9-6

Describe in detail fatalities and vehicle accidents, including corrective measures (provide copies of OHS investigation and respective corrective plan).

Significant Incidents

Date of Incident	Type of Incident (drop down list)	Brief Description of Incident	Fatalities? (Y/N)	# of Fatalities	Preventive measures taken after the incident

Note: Choose the Type of Incident from the drop down list.

PS3. Resource Efficiency and Pollution Prevention

Provide the following environmental monitoring data for this reporting period. If you already have all the data requested available in another format, this can be submitted instead. Please provide a scaled facility map showing the precise locations of all monitoring points.

Ambient noise:

Ambient air quality:

Liquid effluent discharges:

Resources and Energy Consumption:

If any of the EHS guidelines or local regulatory limits are exceeded please explain the cause and, if appropriate, describe the planned corrective actions to prevent re-occurrence.

Energy and Water management:

Utility	Units	Annual Consumption	Total
Type	MWh	Lurin
Grid electricity
Natural	m3

10 Injury: Incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.

Lost workdays are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.

S9-7

Gas
Diesel	L
Other fuel (specify)	L
Water	m3

Waste and Hazardous Materials, quantity disposed:

PS4 - Community Health, Safety and Security

Using the table below list and briefly describe any new initiatives implemented in relation to community health and safety during the reporting period. Include risk assessments, new infrastructure and equipment; hazardous materials and safety management, transportation and exposure to disease.

Mitigation Measure	Expected or actual date of Implementation	Planned future mitigation efforts?

During the reporting period any emergency drills have been conducted with community participation? Are the communities aware of the emergency response plans?

Please describe any changes in the Company’s engagement with private/public security forces during the reporting period and any corresponding agreements.

AMR SECTION IV

New Development

Please describe details of the scope constructions activities during the reporting period.

Social and Environmental Screening

Please list projects which have come under active consideration for development by since the last report. For the first report please list the opening project pipeline.

Project phase	Brief Description

S9-8

Projects Completed or in Progress during the Reporting Period

Please complete the table to list the projects completed during the reporting period, which are operated by the Borrower or which are under construction, and how environmental and social risk was managed in these projects. If risk management cannot be adequately covered in the sections which follow, please add any relevant information if required.

Project	Status (e.g. under construction, complete)	Major risk management measures adopted.

AMR SECTION V

Action Plan Status and Update

Please update us in the current status of the action plan, define the dates when pending actions will be implemented. Please refer to the initial ACTION PLAN for the indicators and deliverables.

No.	Item	Deliverable	Due Date	Status

PS1 - Assessment and Management of Environmental and Social Risks and Impacts

1	Management Programs: The Borrower to include contractual obligations for its main construction contractors to develop, coordinate and implement the measures specified on the EMP and those needed to comply with the Performance Standards, including but not limited to: i) emergency response, ii) waste management, iii) monitoring and review of environmental and OHS performance, and iv) monitoring of working conditions ensuring freedom of association, no child or forced labor, management of grievances, proper OHS measures and training.	Contract templates acceptable to IFC	July 1st, 2017 (COD)

S9-9

2	Emergency Response: The Borrower will develop an emergency response plan for construction activities that will consider the relevant potential emergencies for both operational and natural hazards in the area (earthquake, flash floods, etc.).	Emergency Response Plan acceptable to IFC	August 1st, 2017

3	Monitoring and Review: Define relevant environmental and OHS key performance indicators and corresponding monitoring strategy during construction.	Monitoring plan acceptable to IFC	June 15th, 2017

PS 2 - Labor and Working Conditions

4	The Borrower to develop an internal grievance mechanism in place for all employees working on the project site.	Copy of Grievance Mechanism acceptable to IFC	June 15th, 2017

PS 3 – Resource Efficiency and Pollution Prevention

5	The Borrower shall obtain the relevant permit for reuse of treated effluent for irrigation purposes.	Submit discharge permit to IFC	December 1st, 2017

PS 4 – Community Health, Safety and Security

6	The Borrower will ensure that security contractors are adequately trained in the use of force and appropriate conduct toward workers and nearby residents, have not been implicated records of past abuses and follow the local requirements for security contractors.	Supporting policies and documentation from Security Contractors acceptable to IFC	August 1st, 2017

Stakeholder Engagement

7	The Borrower to develop a grievance mechanism to capture and respond to any concern that the neighboring communities may have during construction activities.	Copy of procedure acceptable to IFC	June 15th, 2017

S9-10

AMR SECTION VI

Deviation/non-Compliances

The following are the identified deviation/non-compliances identified in reference to the following:

(I) IFC’s Performance Standards; (ii) the Action Plan; (iii) Non- compliance with local environmental and social regulations iv) applicable EHS guidelines

If there is any Non-compliances/deviations please record and provide additional information if necessary.

Areas of Interests	Non- Compliances Identified	Corrective Action Plan	Status of Completion	Completion Date
IFC’s Performance
Standards (PS1-8)
Action Plan
Local environmental
and Social regulations
Applicable EHS
Guidelines

Please explain the cause and, if appropriate, describe the planned corrective actions to prevent re-occurrence.

AMR SECTION VIII

Client’s Feedback

Please check the box that best represent your evaluation of the support received from IFC.

On dealing with E&S aspects of the investment, how diligently in your opinion has IFC been able:

Areas of IFC Assistance:	No opinion	Excellent level of support	Above the expectations	As reasonably expected	Below what was expected	Comments
To help you in the interpretation and applicability of IFC’s Performance Standards	☐	☐	☐	☐	☐

To provide you with guidance for the implementation of the Action Plan	☐	☐	☐	☐	☐

To share the outcomes of IFC supervision visits to the project and on agreeing in corrective actions	☐	☐	☐	☐	☐

To demonstrate flexibility and creativity to guide the Company’s management of project’s E&S issues.	☐	☐	☐	☐	☐

4 Include bracketed language only in a certificate provided by the Borrower.